EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of December 21, 2005
among
THE MEN’S WEARHOUSE, INC.,
as Revolving Borrower,
MOORES THE SUIT PEOPLE INC.
and
GOLDEN BRAND CLOTHING (CANADA) LTD.,
as Term Borrowers,
The Lenders Party Hereto,
BANK OF AMERICA, N.A.
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.
and
WACHOVIA SECURITIES, INC.,
as Co-Lead Arrangers and Joint Bookrunners

- i -

- ii -

- iii -

- iv -

EXHIBITS

Exhibit A:	Form of Assignment and Assumption
Exhibit B:	Form of Pledge Agreement
Exhibit C:	Form of Revolving Guaranty Agreement
Exhibit D:	Form of Term Guaranty Agreement
Exhibit E:	Form of Notice of Borrowing
Exhibit F:	Form of Letter of Credit Request
Exhibit G:	Form of Notice of Rate Change/Continuation
Exhibit H:	Form of Notice of Revolving Commitment Increase
Exhibit I:	Form of Compliance Certificate
Exhibit J:	Form of Applicable Margin Certificate
SCHEDULES

Schedule 1.1(a)	Revolving Commitments
Schedule 1.1(b):	Term Commitments
Schedule 7.14:	Capital Structure
Schedule 7.15:	Insurance
Schedule 10.1:	Liens
 v

AMENDED AND RESTATED CREDIT AGREEMENT
          The Men’s Wearhouse, Inc., a corporation organized under the laws of the State of Texas (the “Revolving Borrower”), Moores The Suit People Inc., a corporation organized under the laws of the Province of New Brunswick, Canada (“MSP”), Golden Brand Clothing (Canada) Ltd., a corporation organized under the laws of the Province of New Brunswick, Canada (together with MSP, collectively, the “Term Borrowers” and individually, a “Term Borrower”), the financial institutions from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, hereby agree as follows:
PRELIMINARY STATEMENT
          WHEREAS, the Revolving Borrower has received loans and other extensions of credit pursuant to that certain Revolving Credit Agreement dated as of January 29, 2003 (as heretofore amended, the “Existing Credit Agreement”) by and among the Revolving Borrower, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent;
          WHEREAS, the Borrowers have requested that the Lenders, the Agents and the Issuing Bank enter into this Agreement to amend and restate the Existing Credit Agreement;
          WHEREAS, the Revolving Borrower has requested (i) the Revolving Lenders to make revolving loans to the Revolving Borrower in an aggregate amount not to exceed $100,000,000 at any time outstanding and (ii) pursuant to a $40,000,000 sub-limit, the Issuing Bank to issue letters of credit for the account of the Revolving Borrower, and the Revolving Lenders to acquire participations therein, in an aggregate amount not to exceed $40,000,000 at any time outstanding;
          WHEREAS, the Term Borrowers have requested the Term Lenders to make term loans to the Term Borrowers in an aggregate amount not to exceed, at the time such term loans are made, the Canadian Dollar Equivalent Value of $75,000,000; and
          WHEREAS, pursuant to the terms and conditions hereof, (i) the Lenders, the Agents and the Issuing Bank have agreed to amend and restate the Existing Credit Agreement and (ii) the Lenders and the Issuing Bank have agreed to extend credit to the Borrowers;
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
          Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisitions” has the meaning set forth in Section 10.9.
          “Acquisition Target” means any Person acquired pursuant to Section 10.9 and which is designated a Restricted Subsidiary pursuant to the terms hereof.
          “Additional Revolving Lender” has the meaning set forth in Section 4.9(a).
          “Adjusted Debt” means, at any date of determination and without duplication, an amount (if positive) equal to (a) the sum of (i) Total Funded Debt at such date plus (ii) an amount equal to the product of (A) Base Rent Expense for the four Fiscal Quarters ending on such date times (B) eight (8) less (b) Excess Cash at such date.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. If any Person shall own, directly or indirectly, beneficially and of record twenty percent (20%) or more of the equity (whether outstanding capital stock, partnership interests or otherwise) of another Person, such Person shall be deemed to be an Affiliate.
          “Agents” means, collectively, the Administrative Agent and the Canadian Agent.
          “Agreed Currency” has the meaning set forth in Section 13.21(a).
          “Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified or supplemented from time to time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Applicable Agent” means (a) with respect to a Revolving Loan, a Letter of Credit, a Swingline Loan, any payment that relates to any Revolving Loan, Letter of Credit or Swingline Loan or any payment that does not relate to any Loan or Letter of Credit, the Administrative Agent and (b) with respect to a Term Loan or any payment that relates to a Term Loan, the Canadian Agent.
          “Applicable Margin” means, for any day, with respect to Eurodollar Loans, CDOR Loans, Letter of Credit Fees, ABR Loans or Canadian Prime Loans, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the table below under the caption “Eurodollar Loans/CDOR Loans/Letter of Credit Fees”, “ABR Loans/Canadian Prime Loans” or “Commitment Fees”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

		Eurodollar Loans/
		CDOR Loans/	ABR Loans/
Category	Leverage Ratio	Letter of Credit Fees	Canadian Prime Loans	Commitment Fees
1	Less than 3.25:1.0	0.625%	0.00%	0.100%
2	Equal to or greater than 3.25:1.0 but less than 3.5:1.0	0.750%	0.00%	0.125%
3	Equal to or greater than 3.5:1.0 but less than 3.75:1.0	0.875%	0.25%	0.150%
4	Equal to or greater than 3.75:1.0	1.125%	0.50%	0.175%
For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the last day of each Fiscal Quarter and set forth in the Applicable Margin Certificate delivered pursuant to Section 9.1(l) and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the Applicable Margin Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (A) until the Revolving Borrower delivers an Applicable Margin Certificate described in Section 9.1(l), the Leverage Ratio shall be deemed to be in the Category one level higher (in Category number) than the applicable Category of the immediately preceding fiscal period during the period from the expiration of the time for delivery of such Applicable Margin Certificate until such Applicable Margin Certificate is delivered and (B) prior to the initial delivery of an Applicable Margin Certificate pursuant to Section 9.1(l), the Applicable Margin shall be determined by reference to Category 1.
          “Applicable Margin Certificate” has the meaning set forth in Section 9.1(l).
          “Application” means an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to issue a Letter of Credit.

          “Arrangers” means J.P. Morgan Securities Inc. and Wachovia Securities, Inc., in their capacities as arrangers of the credit facilities provided under this Agreement.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.9), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Base Rent Expense” means, for any period, payments (whether computed monthly or annually) due under Leases of real property (including those resulting from sale-leaseback transactions), exclusive of payments for percentage rent, common-area maintenance, insurance, taxes and any other amounts recorded in the Revolving Borrower’s or the Restricted Subsidiaries’ books and records in accordance with their customary practices as rent other than “base rent expense”; provided that, with respect to any acquisition of an Acquisition Target which results in the requirement to provide pro forma financial information pursuant to Article 11 of Regulation S-X (Reg § 210.11.01, .02 and .03), Base Rent Expense of the Acquisition Target for each full fiscal quarter included in the applicable computation period prior to such Acquisition (including the fiscal quarter during which it was acquired) shall be included; provided further that Base Rent Expense of the Acquisition Target shall be adjusted for those applicable items of base rent expense that will increase or decrease subsequent to the date of Acquisition, such adjustments limited to those like adjustments included in the pro forma financial statements provided in the Form 8-K filed with the Securities and Exchange Commission pursuant to Article 11 of Regulation S-X.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means the Revolving Borrower or any Term Borrower.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of CDOR Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.
          “Borrowing Date” means a Revolving Borrowing Date or the Term Borrowing Date.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Houston, Texas are authorized or required by law to remain closed; provided that (i) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (ii) when used in connection with a CDOR Loan or a Canadian Prime Loan, the term “Business Day” shall also exclude any day on which commercial banks in the Province of Ontario are authorized or required by law to remain closed.

          “Canadian Agent” means JPMCB Toronto, in its capacity as agent for the Term Lenders.
          “Canadian Benefit Plan” means all material benefit plans or arrangements subject to Canadian federal or applicable provincial law or regulation maintained or contributed to by the Revolving Borrower or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Revolving Borrower or any of its Subsidiaries participate or are eligible to participate, but excluding all stock option or stock purchase plans.
          “Canadian Dollar Equivalent Value” means, with respect to an amount of Dollars, an amount of Canadian Dollars into which any Agent determines that it could, in accordance with its practice from time to time in the interbank foreign exchange market, convert such amount of Dollars, determined by using its applicable quoted spot rate on the date on which such equivalent is to be determined pursuant to the provisions of this Agreement.
          “Canadian Dollars” and “C$” refers to the lawful currency of Canada.
          “Canadian Pension Plan” means all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada or applicable province established, maintained or contributed to by the Revolving Borrower or any of its Subsidiaries for their employees or former employees.
          “Canadian Prime”, when used in reference to a Loan or a Borrowing, refers to whether such Loan or Borrowing is denominated in Canadian Dollars and bearing interest at the Canadian Prime Rate.
          “Canadian Prime Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the rate of interest which JPMCB Toronto establishes on such date as the reference rate of interest for determination of interest rates it will charge for loans in Canadian Dollars at its office in Toronto, Canada and which it refers to as its prime rate (or its equivalent or analogous such rate) and (b) the sum of (i) the yearly rate of interest to which the one month CDOR Rate is equivalent plus (ii) one percent (1.0%) per annum.
          “Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Revolving Borrower and its Restricted Subsidiaries for such period that are (or would in accordance with GAAP be) set forth as such in a consolidated statement of cash flows of the Revolving Borrower and its Subsidiaries for such period.
          “Capital Lease” has the meaning set forth in the definition of Capital Lease Obligation.

          “Capital Lease Obligation” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease (a “Capital Lease”) of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or Canada or issued by an agency thereof and backed by the full faith and credit of the United States or Canada, as the case may be, in each case maturing within ninety (90) days after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or province of Canada or any political subdivision of any such state, province or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (or, if at any time neither Standard & Poor’s Corporation nor Moody’s Investors Service, Inc. shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent); (c) commercial paper maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (or, if at any time neither Standard & Poor’s Corporation nor Moody’s Investors Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent); (d) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing within ninety (90) days after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 (or the Canadian Dollar Equivalent Value thereof); (e) repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 (or the Canadian Dollar Equivalent Value thereof); (f) overnight investments with the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 (or the Canadian Dollar Equivalent Value thereof); (g) other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 (or the Canadian Dollar Equivalent

Value thereof); and (h) funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts, in each case for less than thirty (30) days.
          “CDOR” when used in reference to a Loan or a Borrowing, refers to whether such Loan or Borrowing is denominated in Canadian Dollars and bearing interest at the CDOR Rate.
          “CDOR Rate” means, with respect to any CDOR Loan for any Interest Period, the sum of (a) the rate per annum determined by the Canadian Agent by reference to the average rate quoted on the Reuters Monitor Screen, Page “CDOR” (or such other Page as may replace such Page) on such screen for the purpose of displaying the Canadian interbank offered rates for Canadian Dollar bankers’ acceptances with a term comparable to the term of such Interest Period as of 10:00 a.m., Toronto time, one Business Day prior to the first day of such Interest Period plus (b) 0.10%. If for any reason the Reuters Monitor Screen rates are unavailable, CDOR Rate means the sum of (a) the rate of interest determined by the Canadian Agent that is equal to the arithmetic mean of the rates quoted by such reference banks as may be specified from time to time by the Canadian Agent, after consultation with the Term Borrowers, in respect of Canadian Dollar bankers’ acceptances with a term comparable to the term of such Interest Period as of 10:00 a.m., Toronto time, one Business Day prior to the first day of such Interest Period plus (b) 0.10%.
          “Change/Continuation Date” means a date upon which any Borrower has requested the change or continuation of the interest rate applicable to any Loan pursuant to a Notice of Rate Change/Continuation delivered pursuant to Section 3.1.
          “Change of Control” means (i) any transaction (including a merger or consolidation) the result of which is that any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50 percent (50%) of the total voting power of all classes of the voting stock of the Revolving Borrower or the surviving Person and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis (a “Control Person”), other than any such transaction in which the current executive officers of the Revolving Borrower who are also currently directors and their Affiliates or The Zimmer Family Foundation become, individually or collectively, a Control Person, or (ii) the sale, lease or transfer of all or substantially all of the Revolving Borrower’s assets (which includes the assets of its Subsidiaries) to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), except to the Revolving Borrower or one or more of its Subsidiaries.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans.
          “Closing Date” means the date on which the conditions specified in Section 8.1 are satisfied.
          “Code” means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

          “Commitment” means a Revolving Commitment or a Term Commitment.
          “Consolidated Net Worth” means, as of any date of determination, the total shareholders’ equity of the Revolving Borrower and the Restricted Subsidiaries which appears on the consolidated balance sheet of such Person as of such date, determined in accordance with GAAP; excluding, however, (a) from total shareholders’ equity, mandatorily redeemable Preferred Stock of the Revolving Borrower or a Restricted Subsidiary to the extent included in total shareholders’ equity and (b) Restricted Investments of the Revolving Borrower and the Restricted Subsidiaries in any Unrestricted Subsidiaries.
          “Contractual Rent Expense” means, for any period as to the Revolving Borrower and the Restricted Subsidiaries, all payments (whether computed monthly or annually) due under Leases of real property (including those resulting from sale-leaseback transactions), including, without limitation, Base Rent Expense and payments for percentage rent, common-area maintenance, insurance, and taxes and any other amounts recorded in such Person’s books and records in accordance with their customary practices as rent expense, whether paid or accrued in the applicable period of calculation, but excluding adjustments with respect to such payments required to be made in conformity with GAAP for the purposes of accounting for graduated lease payments; provided that with respect to any acquisition of an Acquisition Target which results in the requirement to provide pro forma financial information pursuant to Article 11 of Regulation S-X (Reg § 210.11.01,         .02 and .03), Contractual Rent Expense of such Acquisition Target for each full fiscal quarter included in the applicable computation period prior to such Acquisition (including the fiscal quarter during which it was acquired) shall be included; provided further that Contractual Rent Expense of such Acquisition Target shall be adjusted for those applicable items of contractual expense that will increase or decrease subsequent to the date of Acquisition, such adjustments limited to those like adjustments included in the pro forma financial statements provided in the Form 8-K filed with the Securities and Exchange Commission pursuant to Article 11 of Regulation S-X.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Debt” means (without duplication), for any Person:
     (a) obligations of such Person for borrowed money (including obligations, contingent or otherwise, of such Person relative to the available face amount of all letters of credit and letters of guaranty, whether drawn or undrawn, and banker’s acceptances issued for the account of such Person);
     (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments (but excluding sight drafts that evidence account payables arising in the ordinary course of business);
     (c) obligations of such Person to pay the deferred purchase price of property or services (but excluding accounts payable arising in the ordinary course of business),

other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable;
     (d) obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on Property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements, other than customary reservations or retentions of title under supply agreements entered into in the ordinary course of business), whether or not such obligations shall have been assumed by such Person or are limited in recourse;
     (e) Capital Lease Obligations of such Person;
     (f) Guarantees by such Person of any obligations of any other Person which are described in the preceding clauses (a)–(c) and the following clause (g); and
     (g) net obligations of such Person under Hedge Agreements (the amount of such obligations to be equal at any time to the termination value of such Hedge Agreement giving rise to such obligation that would be payable by such Person at such time).
          Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.
          “Debtor Laws” means all applicable federal, state, provincial or foreign liquidation, dissolution, winding-up, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws, or general equitable principles from time to time in effect affecting the rights of creditors generally or providing for the relief of debtors.
          “Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
          “Dollars” and “$”means lawful currency of the United States of America.
          “Drawing” has the meaning set forth in Section 2.6(d)(ii).
          “EBITDA” means, for any period, as to the Revolving Borrower and the Restricted Subsidiaries, an amount equal to earnings before income taxes and adjustment for extraordinary items, plus (a) depreciation and amortization, plus (b) interest expense, plus, to the extent deducted in determining earnings before extraordinary items, (c) other non-cash charges, minus, to the extent added in determining earnings before extraordinary items, (d) non-cash income, for the four (4) immediately preceding Fiscal Quarters; provided that with respect to any acquisition of an Acquisition Target which results in the requirement to provide pro forma financial information pursuant to Article 11 of Regulation S-X (Reg § 210.11.01, .02 and .03), EBITDA of such Acquisition Target for each full fiscal quarter included in the applicable computation period prior to such Acquisition (including the fiscal quarter during which it was acquired) shall be included; provided further that EBITDA of such Acquisition Target shall be adjusted for those items of income and expense that will increase or decrease subsequent to the date of Acquisition, such adjustments limited to those adjustments included in the pro forma financial statements provided in the Form 8-K filed with the Securities and Exchange Commission pursuant to Article 11 of Regulation S-X.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Revolving Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Revolving Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan in a distress termination (within the meaning of Section 4041(c) of ERISA); (e) the receipt by the Revolving Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans in a distress termination (within the meaning of Section 4041(c) of ERISA) or to appoint a trustee to administer any Plan; (f) the incurrence by the Revolving Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (g) the receipt by the Revolving Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Revolving Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” means any of the events specified in Section 11.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Excess Cash” means, at any date of determination, an amount, if positive, equal to the difference of (i) unrestricted cash and Cash Equivalents reflected on the Revolving Borrower’s consolidated balance sheet for the most recently ended Fiscal Quarter (exclusive of cash and Cash Equivalents of Unrestricted Subsidiaries therein reflected) less (ii) the sum of (x) $15 million and (y) the aggregate principal amount of Revolving Loans outstanding on the last day of the most recently ended Fiscal Quarter.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Excluded Taxes” has the meaning set forth in the definition of “Taxes”.
          “Existing Credit Agreement” has the meaning set forth in the first WHEREAS clause hereof.
          “Expiration Date” means the last day of an Interest Period.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Revolving Borrower.
          “Fiscal Quarter” means a fiscal quarter of the Revolving Borrower.
          “Fiscal Year” means the Revolving Borrower’s fifty-two (52) or fifty-three (53) week fiscal year, which ends on the Saturday nearest January 31 in each calendar year; by way of example, references to “Fiscal Year 2004” shall mean the fiscal year ended January 29, 2005.
          “Fixed Charges” means, for any period as to the Revolving Borrower and the Restricted Subsidiaries, an amount equal to the sum (without duplication) of (a) net cash interest expense for such period plus (b) Contractual Rent Expense for such period plus (c) scheduled payments on Capital Leases for such period plus (d) scheduled principal payments in respect of any Debt (excluding scheduled principal payments in respect of Debt permitted by Section 10.2(a)) for such period plus (e) cash dividends paid by the Revolving Borrower during such period.
          “Foreign Revolving Lender” has the meaning set forth in Section 4.7(d).
          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          “Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.
          “Governmental Authority” means any national, state, provincial, county, municipal or other government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantors” means the Revolving Guarantors and the Term Guarantor.
          “Guaranty Agreements” means the Revolving Guaranty Agreement and the Term Guaranty Agreement.
          “Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements and commodity price hedging agreements.
          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.
          “Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Obligations, due to such Lender pursuant to this Agreement or any other Loan Document, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws presently allow. To the extent required by applicable law in determining the Highest Lawful Rate with respect to any Lender as of any date, there shall be taken into account the aggregate amount of all payments and charges theretofore charged, reserved or received by such Lender hereunder or under the other Loan Documents which constitute or are deemed to constitute interest under applicable law.

          “Houston Distribution Center” means the real property of the Revolving Borrower located in Harris County, Texas and commonly referred to by it as the “Bellfort Distribution Facility Center”, including additional real property from time to time acquired in connection therewith, and the improvements, fixtures and similar property from time to time located thereon or used in connection therewith, which improved real property is used or intended for use in connection with the business activities of the Revolving Borrower and its Subsidiaries which are permitted by Section 10.9.
          “Increasing Revolving Lender” has the meaning set forth in Section 4.9(a).
          “Information Memorandum” means the Confidential Information Memorandum dated October 2005 relating to the Revolving Borrower and the Transactions.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) the last day of each March, June, September and December, (b) with respect to any Canadian Prime Loan, the third Business Day after the last day of each calendar month, (c) with respect to any Eurodollar Loan or any CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period” means, with respect to any Eurodollar Borrowing or CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing or a Term Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” means the “inventory” (as that term is defined by and within the meaning of GAAP) of the Revolving Borrower and any Restricted Subsidiary including, without limitation, merchandise in transit and piece goods in the possession of manufacturers.
          “Investment” of any Person means any investment so classified under GAAP, and, whether or not so classified, includes (a) any direct or indirect loan or advance made by it to any other Person, whether by means of stock purchase, loan, advance or otherwise, (b) any capital contribution to any other Person, and (c) any ownership or similar interest in any other Person.

          “Issuing Bank” means (i) JPMCB or any Affiliate thereof and (ii) any other Revolving Lender or any Affiliate thereof agreed to by the Revolving Borrower, the Administrative Agent, and such other Revolving Lender, in each case in its capacity as an issuer of Letters of Credit hereunder.
          “JPMCB” means JPMorgan Chase Bank, N.A. and its successors.
          “JPMCB Toronto” means JPMorgan Chase Bank, N.A., Toronto Branch, and its successors.
          “Law” means any federal, state, provincial or local law, statute, ordinance, code, rule, regulation, license, permit, authorization, decision, order, injunction or decree, domestic or foreign.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed (including, without limitation, reimbursed pursuant to Loans made pursuant to the terms hereof) by or on behalf of the Revolving Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the total LC Exposure at such time.
          “Lease” means, as to any Person, any operating lease other than a Capital Lease of any Property (whether real, personal or mixed) by that Person as a lessee, together with all renewals, extensions and options thereon.
          “Lender” and “Lenders” have the respective meanings set forth in the preamble hereto and include the Administrative Agent and the Canadian Agent, in their respective individual capacities. Unless the context otherwise clearly requires, the terms “Lender” and “Lenders” include the Swingline Bank.
          “Letter of Credit” has the meaning set forth in Section 2.6(a).
          “Letter of Credit Fee” has the meaning set forth in Section 5.4(a).
          “Letter of Credit Request” shall have the meaning set forth in Section 2.6(b).
          “Leverage Ratio” means, at any date of determination, the ratio of (a) Adjusted Debt at such date to (b) the sum of (i) EBITDA for the period of four consecutive Fiscal Quarters ending on such date plus (ii) Base Rent Expense period of four consecutive Fiscal Quarters ending on such date.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan” means a Revolving Loan or a Term Loan.
          “Loan Documents” means this Agreement, the Letters of Credit, the Applications, the Guaranty Agreements, the Pledge Agreement, the Specified Hedge Agreements and all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent, the Issuing Bank or any Lender (or, in the case of any Specified Hedge Agreement, any Affiliate of any Lender) pursuant to any of the foregoing and the transactions connected therewith, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
          “Loan Parties” means the Borrowers, the Guarantors and the Pledgors.
          “Local Time” means (a) with respect to any Revolving Borrowing, Letter of Credit or Swingline Loan, Houston time and (b) with respect to any Term Borrowing, Toronto time.
          “Majority Lenders” means, at any time, Lenders holding at least 51% of the sum of (i) the Total Revolving Commitment (or, if the Total Revolving Commitment shall have terminated, the Total Revolving Credit Exposure) at such time plus (ii) the aggregate outstanding principal amount of the Term Loans (or, if the Term Loans shall not yet have been made, the Total Term Commitment) at such time.
          “Majority Revolving Lenders” means, at any time, Revolving Lenders holding at least 51% of the Total Revolving Commitment (or, if the Total Revolving Commitment shall have terminated, at least 51% of the Total Revolving Credit Exposure) at such time.
          “Majority Term Lenders” means, at any time, Term Lenders holding at least 51% of the aggregate outstanding principal amount of the Term Loans (or, if the Term Loans shall not yet have been made, the Total Term Commitment) at such time.

          “Margin Stock” has the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” means any material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Revolving Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents and the Lenders.
          “Material Debt” means Debt (other than the Loans and Letters of Credit) of the Revolving Borrower or any Subsidiary in an aggregate principal or other amount exceeding $20,000,000 (or the equivalent thereof, if in a currency other than Dollars).
          “Material Restricted Subsidiary” means (a) each Term Borrower and (b) each other Restricted Subsidiary (i) the consolidated assets of which equal 10% or more of the consolidated assets of the Revolving Borrower as of the last day of the most recently ended Fiscal Quarter or (ii) the consolidated revenues of which for the most recently ended period of four consecutive Fiscal Quarters equal 10% or more of the consolidated revenues of the Revolving Borrower for such period; provided that, if at any time the aggregate consolidated assets of the Restricted Subsidiaries that are not Material Restricted Subsidiaries shall equal 20% or more of the consolidated assets of the Revolving Borrower as of the last day of the most recently ended Fiscal Quarter, or the aggregate consolidated revenues of such Restricted Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters shall equal 20% or more of the consolidated revenues of the Revolving Borrower for such period, the Revolving Borrower shall designate sufficient Restricted Subsidiaries as “Material Restricted Subsidiaries” to eliminate such condition, such designation to occur not later than the 15th Business Day after the earlier of (x) the delivery pursuant to Sections 9.1(a) and (b) of financial statements of the Revolving Borrower for the period during which the condition requiring such designation shall first have existed and (y) in the event the condition requiring such designation is known to a Financial Officer to exist as a result of an acquisition, disposition or transfer of material assets (including equity interests), the date of such acquisition, disposition or transfer (and if the Revolving Borrower shall fail to designate such Restricted Subsidiaries by such time, Restricted Subsidiaries that are not Material Restricted Subsidiaries shall automatically be deemed to be Material Restricted Subsidiaries in descending order based on the amounts of their consolidated assets until such condition shall have been eliminated). Each Subsidiary designated or deemed designated as a Material Restricted Subsidiary pursuant to the preceding sentence shall for all purposes of this Agreement constitute a Material Restricted Subsidiary upon such designation or deemed designation and until a subsequent designation pursuant to which one or more other Restricted Subsidiaries are substituted for it. Each Restricted Subsidiary that qualifies as a Material Restricted Subsidiary pursuant to clause (b) of the first sentence of this definition shall be deemed to be a Material Restricted Subsidiary upon the delivery of the certificate referred to in Section 9.1(d) indicating such Restricted Subsidiary as a Material Restricted Subsidiary and shall continue to be a Material Restricted Subsidiary until the last day of the Fiscal Quarter as of which such Restricted Subsidiary no longer qualifies as a Material Restricted Subsidiary pursuant to such clause (b).
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Revolving Borrower or any ERISA Affiliate makes or is obligated to make contributions or with respect to which the Revolving Borrower or any ERISA Affiliate has any liability, contingent or otherwise.
          “New Funds Amount” has the meaning set forth in Section 4.9(d).
          “Non-Guaranteeing Restricted Subsidiary” has the meaning set forth in Section 9.7(a).
          “Notice of Borrowing” has the meaning set forth in Section 2.3.
          “Notice of Rate Change/Continuation” has the meaning set forth in Section 3.1(c).
          “Notice of Revolving Commitment Increase” has the meaning set forth in Section 4.9(b).
          “Obligations” means the collective reference to the unpaid principal of and interest on the Loans and Letter of Credit reimbursement obligations and all other obligations and liabilities of the Revolving Borrower or any Restricted Subsidiary (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Letter of Credit reimbursement obligations and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Revolving Borrower or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender (or in the case of any Specified Hedge Agreement, (x) any Affiliate of any Lender or (y) any Person that was a Lender at the time of entry into such Specified Hedge Agreement), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, in each case whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Agent or any Lender that are required to be paid by the Revolving Borrower or any Restricted Subsidiary pursuant to the terms of any of the foregoing agreements).
          “Officer’s Certificate” means a certificate signed in the name of the Revolving Borrower by a Responsible Officer.
          “Other Currency” has the meaning set forth in Section 13.21(a).
          “Other Taxes” means any present or future stamp or documentary taxes, value added taxes, excise or property taxes, or similar taxes, charges or levies (other than Excluded Taxes) which arise from any payment made hereunder or from the execution or delivery or the registration of, or otherwise with respect to, this Agreement or any other Loan Document.
          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Revolving Borrower or any ERISA Affiliate or to which the Revolving Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which the Revolving Borrower or any ERISA Affiliate has any liability, contingent or otherwise.
          “Permitted Business” has the meaning set forth in Section 10.9.
          “Permitted Lien Debt” means all Debt permitted to be created, incurred or assumed by the Revolving Borrower or any Restricted Subsidiary pursuant to Section 10.2(c) to the extent that the aggregate principal amount of such Debt does not exceed, at any time outstanding, 15% of Consolidated Net Worth, as determined on a pro forma basis at the time of the creation, incurrence or assumption of such Debt.
          “Permitted Liens” means:
     (a) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity or amount of which is contested in good faith and, if necessary for such contest, by appropriate proceedings; provided that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of the Revolving Borrower or any Restricted Subsidiary by reason of such Lien (i) has not matured, (ii) has been and continues to be effectively enjoined or stayed or (iii) pertains to such Property that, individually or in the aggregate, is immaterial to the operations of the Revolving Borrower and its Subsidiaries taken as a whole;
     (b) consensual landlord Liens, Liens in respect of operating leases, nonconsensual Liens imposed by operation of law, including, without limitation, landlord Liens for rent not yet due and payable, and Liens for materialmen, mechanics, warehousemen, carriers, employees, workmen, repairmen, current wages or accounts payable not yet delinquent and arising in the ordinary course of business; provided that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of the Revolving Borrower or any Restricted Subsidiary by reason of such Lien (i) has not matured, (ii) has been, and continues to be, effectively enjoined or stayed or (iii) pertains to such Property that, individually or in the aggregate, is immaterial to the operations of the Revolving Borrower and its Subsidiaries taken as a whole;
     (c) easements, rights-of-way, restrictions and other similar Liens or imperfections to title arising in the ordinary course of business that do not secure any Debt and which do not materially interfere with the occupation, use and enjoyment by the Revolving Borrower or any Restricted Subsidiary of the Property encumbered thereby or materially impair the value of such Property;
     (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation,

unemployment insurance and other types of social security, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance or payment bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
     (e) Liens arising out of or in connection with any litigation or other legal proceeding which are being contested in good faith by appropriate proceedings; provided that (i) any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of the Revolving Borrower or any Restricted Subsidiary by reason of such Lien (x) has not matured, (y) has been, and continues to be, effectively enjoined or stayed, or (z) pertains to such Property that, individually or in the aggregate, is immaterial to the operations of the Revolving Borrower and its Subsidiaries taken as a whole, and (ii) no Event of Default exists under Section 11.1(h) relating thereto; and
     (f) UCC protective filings (or similar personal property security filings in any province of Canada) with respect to personal property leased to the Revolving Borrower or any Subsidiary under operating leases.
          “Person” means an individual, partnership, joint venture, corporation, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.
          “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained by the Revolving Borrower or any ERISA Affiliate.
          “Pledge Agreement” means the Pledge and Security Agreement among the Pledgors and the Administrative Agent, substantially in the form of Exhibit B, as the same may be amended, restated or otherwise modified from time to time.
          “Pledged Collateral” has the meaning set forth in the Pledge Agreement.
          “Pledgors” means the pledgors party to the Pledge Agreement.
          “Preferred Stock” means any class or series of Capital Stock of a Person which is entitled to a preference or priority over any other class or series of Capital Stock of such Person with respect to any distribution of such Person’s assets, whether with respect to dividends, or upon liquidation or dissolution, or both.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Property” or “Properties” means any interest or right in any kind of property or assets, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.
          “Pro Rata Percentage” means, with respect to any Lender at any time, (a) with respect to Revolving Loans, LC Exposure or Swingline Exposure, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Revolving Commitment at such time and the denominator of which shall be the Total Revolving Commitment at such time (provided that if the Revolving Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Lender’s share of the Total Revolving Credit Exposure at such time) and (b) with respect to Term Loans, a fraction (expressed as a percentage), the numerator of which shall be the outstanding principal amount of such Lender’s Term Loans at such time and the denominator of which shall be the aggregate outstanding principal amount of the Term Loans of all Term Lenders at such time.
          “Reducing Percentage Revolving Lender” has the meaning set forth in Section 4.9(d).
          “Reduction Amount” has the meaning set forth in Section 4.9(d).
          “Register” has the meaning set forth in Section 13.9(b).
          “Related Facilities” means the revolving credit facilities, letter of credit facilities, bankers’ acceptance facilities or similar working capital facilities evidencing unsecured Debt of one or more Non-Guaranteeing Restricted Subsidiaries.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Responsible Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Assistant Treasurer of the Revolving Borrower.
          “Restricted Investments” has the meaning set forth in Section 10.5.
          “Restricted Payments” has the meaning set forth in Section 10.3.
          “Restricted Subsidiary” means the Subsidiaries designated as Restricted Subsidiaries on Schedule 7.14, together with any Subsidiary hereafter created or acquired until it is designated by the Board of Directors of the Revolving Borrower as an Unrestricted Subsidiary pursuant to the applicable provisions hereof. Any Subsidiary designated as an Unrestricted Subsidiary for purposes of this Agreement may thereafter be designated as a Restricted Subsidiary (upon approval by the Board of Directors of the Revolving Borrower) upon 15 days’ prior written notice to the Administrative Agent if, at the time of such designation and after giving effect thereto and after giving effect to the concurrent retirement of any Debt, (i) no Event of Default or Default shall have occurred and be continuing, (ii) such Subsidiary is organized under the laws of Canada, the United Kingdom or the United States or any state or province thereof, (iii) except for directors’ qualifying shares, and if less than all such Person’s outstanding equity interests are acquired pursuant to an Acquisition not prohibited hereunder, 100% of each class of voting stock of or other outstanding equity interests in such Subsidiary is owned by the Revolving Borrower or a wholly-owned Restricted Subsidiary, and (iv) the Revolving Borrower and such Subsidiary shall have complied with Section 9.7. Except for director’s qualifying shares and if less than all such Person’s outstanding equity interests are acquired pursuant to an Acquisition not prohibited hereunder, each Restricted Subsidiary shall be directly or indirectly wholly–owned by the Revolving Borrower. Any designation that fails to comply with the terms of this definition shall be null and void and of no effect whatsoever. Upon such designation, the Revolving Borrower shall deliver to the Administrative Agent a certified copy of the resolutions giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. At all times during the term of this Agreement, the Term Borrowers and, if not an Unrestricted Subsidiary, their respective Subsidiaries shall be Restricted Subsidiaries.
          “Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
          “Revolving Borrower” has the meaning set forth in the preamble hereto.
          “Revolving Borrowing Date” means any date on which Revolving Loans are made.
          “Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 4.8 or increased from time to time pursuant to Section 4.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 13.9. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 1.1(a), or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable.
          “Revolving Commitment Increase” has the meaning set forth in Section 4.9 (a).
          “Revolving Commitment Increase Effective Date” has the meaning set forth in Section 4.9 (b).
          “Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Guarantors” means all Material Restricted Subsidiaries other than Non-Guaranteeing Restricted Subsidiaries, each of which shall be party to the Revolving Guaranty Agreement.

          “Revolving Guaranty Agreement” means the Guaranty Agreement made by the Revolving Guarantors in favor of the Secured Parties (as defined therein), substantially in the form attached hereto as Exhibit C, as the same may be amended, restated or otherwise modified from time to time.
          “Revolving Guaranty Agreement Supplement” has the meaning set forth in Section 9.7.
          “Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time or, if the Revolving Commitments have terminated or expired, any Lender with Revolving Credit Exposure at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.1(a).
          “Revolving Maturity Date” means February 10, 2011.
          “Similar Businesses” has the meaning set forth in Section 7.15.
          “Specified Hedge Agreement” means any Hedge Agreement entered into by any Borrower and any Lender or Affiliate of such Lender related to interest rates under this Agreement.
          “Stated Amount” means, with respect to any Letter of Credit at any time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met) at such time.
          “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Revolving Borrower.
          “Swingline Bank” means JPMCB, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the total Swingline Exposure at such time.
          “Swingline Loan” means a Loan made pursuant to Section 2.5.
          “Taxes” means any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including, without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever, in the case of each Lender, each Agent, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, excluding:
     (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Lender, such Agent or other recipient (as the case may be) is organized or, in the case of any Lender, in which its applicable lending office is located or in which it is otherwise carrying on business;
     (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located;
     (c) in the case of a Foreign Revolving Lender (other than an assignee pursuant to a request by any Borrower under Section 3.6), any withholding tax that is imposed on amounts payable to such Foreign Revolving Lender at the time such Foreign Revolving Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Revolving Lender’s failure to comply with Section 4.7(d), except to the extent that such Foreign Revolving Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 4.7(a); and
     (d) in the case of any Foreign Revolving Lender that is subject to withholding tax on amounts payable to such Foreign Revolving Lender at the time such Foreign Revolving Lender becomes a party hereto (or designates a new lending office), any additional withholding tax that is imposed on amounts payable to such Foreign Revolving

Lender as a result of a change in treaty, law or regulation (collectively, “Excluded Taxes”).
          “Term Borrower” and “Term Borrowers” have the respective meanings specified in the preamble hereto; provided that when the Term Loans are paid in full, the Persons theretofore designated the “Term Borrowers” shall cease to be so designated for all purposes of the Loan Documents and thereafter shall be included within the term “Subsidiary,” “Restricted Subsidiary,” “Unrestricted Subsidiary” or none of the foregoing, as the case may be.
          “Term Borrowing Date” means the date on which the Term Loans are made, which date shall be on or before January 31, 2006.
          “Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans on the Term Borrowing Date pursuant to Section 2.1(b) in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.1(b) under the caption “Term Commitment”.
          “Term Commitment Conversion Date” means date that is three Business Days before the Term Borrowing Date.
          “Term Guarantor” means The Men’s Wearhouse, Inc., a corporation organized under the laws of the State of Texas.
          “Term Guaranty Agreement” means the Guaranty Agreement made by the Term Guarantor in favor of the Secured Parties (as defined therein), substantially in the form attached hereto as Exhibit D, as the same may be amended, restated or otherwise modified from time to time.
          “Term Lender” means, at any time, any Lender that has a Term Commitment or an outstanding Term Loan at such time.
          “Term Loan” means a Loan made pursuant to Section 2.1(b).
          “Term Maturity Date” means February 10, 2011.
          “Total Funded Debt” means, at any time as to the Revolving Borrower and the Restricted Subsidiaries, an amount equal to the sum (without duplication) of (a) the aggregate principal amount of all Loans outstanding on such date plus (b) the aggregate principal amount of drawings under letters of credit issued hereunder and under the Related Facilities which have not then been reimbursed pursuant to Section 2.4 and thereunder, as applicable, plus (c) the aggregate principal amount of all other outstanding Debt of the Revolving Borrower and the Restricted Subsidiaries of the type described in (without duplication) clauses (a)–(d) of the definition of “Debt” (excluding any undrawn amounts under outstanding letters of credit).
          “Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all Revolving Lenders at such time. The initial amount of the Total Revolving Commitment is $100,000,000.

          “Total Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of all Revolving Lenders at such time.
          “Total Term Commitment” means, at any time, the sum of the Term Commitments of all Term Lenders at such time. The initial amount of the Total Term Commitment is $75,000,000.
          “Transactions” means the execution, delivery and performance of the Loan Documents by the parties thereto, the borrowing of the Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, (a) when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Revolving Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate and (b) when used in reference to any Term Loan or Term Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Term Borrowing, is determined by reference to the CDOR Rate or the Canadian Prime Rate.
          “Unrestricted Subsidiary” means each Subsidiary designated as an Unrestricted Subsidiary on Schedule 7.14, together with any Subsidiary which is hereafter designated by the Board of Directors of the Revolving Borrower as an Unrestricted Subsidiary, and in each case and without further action or qualification, any Subsidiary of such Subsidiary so designated as an Unrestricted Subsidiary. Any Subsidiary may be designated an Unrestricted Subsidiary (upon approval by the Board of Directors of the Revolving Borrower) upon 15 days’ prior written notice to the Administrative Agent if, at the time of such designation and after giving effect thereto and after giving effect to the concurrent retirement of any Debt, (i) no Event of Default or Default shall have occurred and be continuing, (ii) such Subsidiary does not own, directly or indirectly, any Debt or Capital Stock of, or other equity interest in, the Revolving Borrower or a Restricted Subsidiary, (iii) such Subsidiary does not own or hold any Lien on any property of the Revolving Borrower or any Restricted Subsidiary, (iv) such Subsidiary is not liable, directly or indirectly, with respect to any Debt other than Unrestricted Subsidiary Indebtedness, other than (A) a note payable of up to $1.5 million in principal amount issued by an Unrestricted Subsidiary as part of the purchase price of an acquired business, which may be guaranteed by any of the Revolving Borrower and the Restricted Subsidiaries and (B) any other Debt of an Unrestricted Subsidiary which may be guaranteed by any of the Revolving Borrower and the Restricted Subsidiaries, the incurrence of which guarantee is permitted by compliance with Section 10.5, and (v) such designation would be permitted by Section 10.5. Upon such designation, the Revolving Borrower shall deliver to the Administrative Agent a certified copy of the resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. The aggregate Investments outstanding in any Person thereafter designated as an Unrestricted Subsidiary shall be considered an Investment made at such time in such Unrestricted Subsidiary equal to such amount.
          “Unrestricted Subsidiary Indebtedness” of any Person means Debt of such Person (a) as to which neither the Revolving Borrower nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Revolving Borrower’s or such Restricted Subsidiary’s being the primary obligor, or guarantor of, or otherwise contractually liable in any respect on, such Debt), (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Debt of the Revolving Borrower or any Restricted Subsidiary to declare, a default on such Debt of the Revolving Borrower or any Restricted Subsidiary and (c) which is not secured by any assets of the Revolving Borrower or of any Restricted Subsidiary.
          “Unused Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to such Revolving Lender’s Revolving Commitment at such time minus such Revolving Lender’s Revolving Credit Exposure (excluding such Revolving Lender’s Swingline Exposure) at such time.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          Section 1.4. Accounting Principles. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the audited financial statements referred to in Section 9.1. All financial information delivered to the Administrative Agent pursuant to Section 9.1 shall be prepared in accordance with GAAP applied on a basis consistent with those reflected by the initial financial statements delivered to the Administrative Agent pursuant to Section 7.2, except (i) where such principles are inconsistent with the requirements of this Agreement and (ii) for those changes made pursuant to Section 9.8.
ARTICLE II.
THE CREDITS
          Section 2.1. The Revolving Loans and the Term Loans; Conversion of Term Commitments to Canadian Dollar Amounts.
          (a) Upon the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender severally agrees to make Revolving Loans to the Revolving Borrower, denominated in Dollars, from time to time on any one or more Business Days during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment, or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Commitment. Within such limits and during such period and subject to the terms and conditions of this Agreement, the Revolving Borrower may borrow, repay and reborrow Revolving Loans hereunder.
          (b) Upon the terms and conditions and relying upon the representations and warranties herein set forth, each Term Lender severally agrees to make Term Loans to the Term Borrowers, denominated in Canadian Dollars, on the Term Borrowing Date in an aggregate principal amount equal to such Term Lender’s Term Commitment. Once repaid or prepaid, Term Loans may not be reborrowed.
          (c) On the Term Commitment Conversion Date, the Canadian Agent shall determine (i) the Canadian Dollar Equivalent Value of the Total Term Commitment as of the Term Commitment Conversion Date and (ii) the Canadian Dollar Equivalent Value of the Term Commitment of each Term Lender as of the Term Commitment Conversion Date. Upon such determination, Schedule 1.1(b) shall be amended and restated to set forth such Canadian Dollar Equivalent Values, and the Canadian Agent shall promptly distribute to each Term Lender a copy of such amended and restated Schedule 1.1(b).
          Section 2.2. Loans and Borrowings.
          (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Commitments. The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation (if any) hereunder to make its Loan on the date of such Borrowing; provided that the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.
          (b) Subject to Section 3.3, (i) each Revolving Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans as the Revolving Borrower may request in accordance herewith and (ii) each Term Borrowing shall be comprised entirely of CDOR Loans or Canadian Prime Loans as the applicable Term Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement or impose withholding or other obligations on a Borrower of any amount or nature which it would not have incurred if such option had not been exercised.
          (c) Each Borrowing of Revolving Loans by the Revolving Borrower hereunder shall be (i) in the case of any Eurodollar Loan, in an aggregate amount of not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof; or (ii) in the case of any ABR Loan, in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated in Section 2.6(d).
          (d) Each Borrowing of Term Loans by any Term Borrower hereunder shall be (i) in the case of any CDOR Loan, in an aggregate amount of not less than C$3,000,000; or (ii) in the case of any Canadian Prime Loan, in an aggregate amount of not less than C$1,000,000.
          Section 2.3. Borrowing Procedure. (a) Each Loan shall be made upon prior written notice from the applicable Borrower to the Applicable Agent in the form of Exhibit E (a “Notice of Borrowing”) delivered to the Applicable Agent not later than 10:00 a.m., Local Time, at least (x) three Business Days prior to the requested Borrowing Date, if such Borrowing consists of Eurodollar Loans, CDOR Loans or Canadian Prime Loans; and (y) on the requested Borrowing Date, if such Borrowing consists of ABR Loans. Each Notice of Borrowing shall be irrevocable and shall specify (i) the name of the applicable Borrower, (ii) whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing, (iii) the aggregate amount of the requested Borrowing; (iv) the requested Borrowing Date; (v) the Type of Borrowing requested; (vi) with respect to any Eurodollar Borrowing or CDOR Borrowing, the Interest Period to be applicable thereto (which shall be a period contemplated by the definition of the term “Interest Period”) and the Expiration Date of such Interest Period (provided that there shall not be more than seven (7) Interest Periods in effect at any one time under this Agreement); and (vii) the demand deposit account of such Borrower maintained with the Applicable Agent in which the proceeds of the requested Borrowing are to be deposited. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing or a Canadian Prime Borrowing, as applicable. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or CDOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly upon its receipt of a Notice of Borrowing, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. (b) The applicable Borrower may give the Applicable Agent telephonic notice by the required time of any proposed Borrowing under this Section 2.3; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Applicable Agent of a Notice of Borrowing. Neither the Applicable Agent nor any Lender shall incur any liability to the applicable Borrower in acting upon any telephonic notice referred to above which the Applicable Agent believes in good faith to have been given by such Borrower or for otherwise acting in good faith under this Section 2.3.
          (c) Each Term Borrower shall request Term Loans to be made to it on the Term Borrowing Date in an aggregate amount that, when taken together with the aggregate amount of Term Loans to be made to each other Term Borrower on the Term Borrowing Date, equals the Total Term Commitment.
          Section 2.4. Funding of Borrowings.
          (a) Each Lender shall, before 12:00 Noon, Local Time, on the Borrowing Date of any Borrowing, make available to the Applicable Agent by wire transfer of immediately available funds to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders, its Pro Rata Percentage of such Borrowing; provided that Swingline Loans shall be made as provided in Section 2.5. After the Applicable Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VIII, on such Borrowing Date the Applicable Agent shall make such Borrowing available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to a demand deposit account of such Borrower maintained with the Applicable Agent; provided that ABR Revolving Loans made to refinance the reimbursement of an LC Disbursement as provided in Section 2.6(d) shall be remitted by the Administrative Agent to the Issuing Bank. Any deposit to a Borrower’s demand deposit account by the Applicable Agent pursuant to a request (whether written or oral) believed by the Applicable Agent to be an authorized request by such Borrower for a Loan hereunder shall be deemed to be a Loan hereunder for all purposes with the same effect as if such Borrower had in fact requested the Applicable Agent to make such Loan.
          (b) Unless the Applicable Agent shall have received notice from a Lender (which must be received, except in the case of ABR Loans, at least one Business Day prior to the date of any Borrowing) that such Lender will not make available to the Applicable Agent such Lender’s Pro Rata Percentage of such Borrowing as and when required hereunder, the Applicable Agent may assume that such Lender has made such portion available to the Applicable Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Applicable Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. The Applicable Agent shall give notice to the applicable Borrower of any notice the Applicable Agent receives under this Section 2.4(b), provided that the Applicable Agent shall not be liable for the failure to give such notice. If and to the extent any Lender shall not have made its full amount available to the Applicable Agent in immediately available funds and the Applicable Agent in such circumstances has made available to the applicable Borrower such amount, such Lender shall on the Business Day following the applicable Borrowing Date make such amount available to the Applicable Agent, together with interest thereon at the rate determined by the Applicable Agent to be its cost of funds for each day during such period. A notice of the Applicable Agent submitted to any Lender with respect to amounts owing under this subsection (b) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Applicable Agent shall constitute such Lender’s Loan on the applicable Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Applicable Agent on the Business Day following the applicable Borrowing Date, the Applicable Agent will notify the applicable Borrower by the next succeeding Business Day of such failure to fund and, upon demand by the Applicable Agent, such Borrower shall pay such amount to the Applicable Agent for the Applicable Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.
          Section 2.5. Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans to the Revolving Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Commitment; provided that the Swingline Bank shall not be required to make a Swingline Loan to refinance an outstanding Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrower may borrow, repay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Revolving Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Houston time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Bank of any such notice received from the Revolving Borrower. The Swingline Bank shall make each Swingline Loan available to the Revolving Borrower by means of a credit to the general deposit account of the Revolving Borrower with the Swingline Bank (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(d), by remittance to the Issuing Bank) by 3:00 p.m., Houston time, on the requested date of such Swingline Loan.
          (c) The Swingline Bank may, at its option by written notice given to the Administrative Agent not later than 10:00 a.m., Houston time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that the Swingline Bank shall not be permitted to give such notice if it has received prior written notice from the Administrative Agent or the Revolving Borrower that a Default or Event of Default then exists. Such notice from the Swingline Bank shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice from the Swingline Bank, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Pro Rata Percentage of such

Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of such notice from the Administrative Agent properly delivered as provided above, to pay to the Administrative Agent, for the account of the Swingline Bank, such Revolving Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, upon receipt of such notice properly delivered, its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4(a) with respect to Loans made by such Revolving Lender (and Sections 2.4(a) and 2.4(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Revolving Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Bank. Any amounts received by the Swingline Bank from the Revolving Borrower (or other party on behalf of the Revolving Borrower) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Bank, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Revolving Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Revolving Borrower of any default in the payment thereof.
          Section 2.6. Letters of Credit.
          (a) General. Subject to and upon the terms and conditions herein set forth, including, without limitation, the applicable terms and conditions set forth in Article VIII, the Issuing Bank agrees that it will, at any time and from time to time on or after the Closing Date following its receipt of a Letter of Credit Request, issue for the account of the Revolving Borrower, in the name of the Revolving Borrower or any Restricted Subsidiary, one or more irrevocable standby or commercial letters of credit denominated in Dollars (all such letters of credit collectively, the “Letters of Credit”); provided that the Issuing Bank shall not issue, amend, renew or extend any Letter of Credit if:
     (i) at the time of such issuance, amendment, renewal or extension, any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing, amending, renewing or extending such Letter of Credit or any requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance, amendment, renewal or extension of letters of credit generally; or

     (ii) after giving effect to such issuance, amendment, renewal or extension, (A) the Total Revolving Credit Exposure would exceed the Total Revolving Commitment or (B) the LC Exposure would exceed $40,000,000; or
     (iii) the expiry date of such Letter of Credit is a date that is later than the earlier of (A) twelve (12) months from the issuance date (or in the case of any renewal or extension, twelve (12) months after such renewal or extension) or (B) five (5) Business Days prior to the Revolving Maturity Date.
          The Issuing Bank shall not renew, amend or extend nor permit the renewal, amendment or extension, of any Letter of Credit if any of the conditions precedent set forth in Article VIII are not satisfied. No Letter of Credit may be issued, or remain outstanding, for the benefit of an Unrestricted Subsidiary.
          (b) Letter of Credit Requests.
     (i) Whenever the Revolving Borrower desires that a Letter of Credit be issued for its account or that an existing expiry date shall be extended, it shall deliver to the Administrative Agent its prior written request therefor not later than 11:30 a.m., Houston time, (i) in the case of a Letter of Credit to be issued or amended, on at least the second (2nd) Business Day prior to the requested issuance or amendment date and (ii) in the case of the extension of the existing expiry date of any Letter of Credit, on at least the second (2nd) Business Day prior to the date on which the Issuing Bank must notify the beneficiary thereof that the Issuing Bank does not intend to extend such existing expiry date. Each such request for an issuance, renewal, extension or amendment increasing the amount thereof shall be in the form of Exhibit F (a “Letter of Credit Request”) and, in the case of the issuance of any Letter of Credit, shall be accompanied by an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank or any Revolving Lender (through the Administrative Agent) may reasonably request. Each Letter of Credit shall expire no later than the date specified in Section 2.6(a)(iv), shall not be in an amount greater than is permitted under Section 2.6(a) and shall be in such form as may be approved from time to time by the Issuing Bank and the Revolving Borrower. Promptly upon its receipt of a Letter of Credit Request, and, if applicable, the related Application, the Administrative Agent shall so notify the Revolving Lenders. It is agreed that an Application may be delivered by electronic transfer.
     (ii) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Revolving Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, this Agreement. Unless the Issuing Bank has received notice from the Administrative Agent or any Revolving Lender (with a copy thereof to be simultaneously sent to the Revolving Borrower) before it issues or amends the respective Letter of Credit or extends the existing expiry date of a Letter of Credit that one or more of the applicable conditions specified in Article VIII are not then satisfied, or that the issuance, renewal, extension or amendment of such Letter of Credit would violate this Agreement, then the Issuing Bank may issue the requested Letter of Credit for the account of the Revolving Borrower in accordance with this Agreement and the Issuing Bank’s usual and customary practices; provided that the Issuing Bank shall not be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request and the related Application therefor and all other certificates, documents and other papers and information relating thereto. Upon its issuance of any Letter of Credit or the extension of the existing expiry date of any Letter of Credit, as the case may be, the Issuing Bank shall promptly notify the Revolving Borrower of such issuance or extension, which notice shall be accompanied by a copy of the Letter of Credit actually issued or a copy of any amendment extending the existing expiry date of any Letter of Credit, as the case may be. Promptly upon its receipt of such documents, the Administrative Agent shall notify each Revolving Lender of the issuance of such Letter of Credit or the extension of such expiry date, as the case may be, and upon the request of any Revolving Lender shall deliver copies of such documents to such Revolving Lender.
          (c) Letters of Credit Participations.
     (i) Immediately upon the issuance by the Issuing Bank of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), the Issuing Bank shall be deemed to have sold and transferred to each Revolving Lender, and each Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Pro Rata Percentage, in each such Letter of Credit (including extensions of the expiry date thereof), each substitute letter of credit, each drawing made thereunder and the obligations of the Revolving Borrower under this Agreement and the other Loan Documents with respect thereto, and any security therefor or guaranty pertaining thereto.
     (ii) In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct shall not create for the Issuing Bank any resulting liability. It is the intent of the parties hereto that the Issuing Bank shall have no liability for its ordinary sole or contributing negligence.
     (iii) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Revolving Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.6(d)(i), the Administrative Agent shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Revolving Lender’s Pro Rata Percentage of such unreimbursed payment in same day funds. If, prior to 11:30 a.m., Houston time, on any Business Day, the Administrative Agent so notifies any Revolving Lender required to fund a payment under a Letter of Credit, such Revolving Lender shall make available to the Administrative Agent for the account of the Issuing Bank such Revolving Lender’s Pro Rata Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Revolving Lender shall not have so made its Pro Rata Percentage of the amount of such payment available to the

Administrative Agent for the account of the Issuing Bank, such Revolving Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the Federal Funds Effective Rate. The failure of any Revolving Lender to make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Percentage of any payment under any Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent for the account of such Issuing Bank such other Revolving Lender’s Pro Rata Percentage of any such payment.
     (iv) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Issuing Bank any payments from the Revolving Lenders pursuant to clause (c) above, the Issuing Bank shall pay to the Administrative Agent, and the Administrative Agent shall promptly pay to each Revolving Lender which has paid its Pro Rata Percentage thereof, in same day funds, an amount equal to such Revolving Lender’s Pro Rata Percentage thereof.
     (v) The obligations of the Revolving Lenders to make payments to the Administrative Agent for the account of the Issuing Bank with respect to Letters of Credit shall be absolute and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:
     (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
     (B) the existence of any claim, setoff, defense or other right which the Revolving Borrower or any other Person may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Revolving Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Revolving Borrower or any other Person and the beneficiary named in any such Letter of Credit);
     (C) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
     (E) the occurrence of any Default or Event of Default; or
     (F) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Revolving Lender (other than the gross negligence or willful misconduct of the Issuing Bank).
     (vi) The Revolving Lenders agree to indemnify the Issuing Bank (to the extent not reimbursed by the Revolving Borrower), ratably according to the respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of this Agreement or any Letter of Credit or any action taken or omitted by the Issuing Bank under this Agreement or any Letter of Credit; provided that no Revolving Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct.
          (d) Agreement to Repay Letter of Credit Drawings.
     (i) Upon the receipt by the Issuing Bank of any Drawing from a beneficiary under a Letter of Credit, the Issuing Bank promptly will provide the Revolving Borrower with telecopy notice thereof. The Revolving Borrower hereby agrees to reimburse the Issuing Bank by making payment to the Administrative Agent in immediately available funds at the account of the Administrative Agent located in New York City, New York, identified to the Revolving Borrower, for any LC Disbursement immediately after, and in any event on the date of, such payment, with interest on the amount so paid by the Issuing Bank, to the extent not reimbursed prior to 2:00 p.m., Houston time, on the date of such payment, from and including the date paid to but excluding the date reimbursement is made as provided above, at a rate per annum equal to the lesser of (x) (A) if reimbursement is made prior to noon, Houston time, on the Business Day following the date of such payment, the Alternate Base Rate plus the Applicable Margin or (B) if reimbursement is made at or after noon, Houston time, on the Business Day following the date of such payment, 2% above the Alternate Base Rate plus the Applicable Margin, and (y) the Highest Lawful Rate, such interest to be payable on demand. Prior to the Revolving Maturity Date, unless otherwise paid by the Revolving Borrower, such LC Disbursement may (and, if the Majority Revolving Banks so desire, shall automatically), subject to satisfaction of the conditions precedent set forth in Section 2.3 and Article VIII, be paid with the proceeds of Revolving ABR Loans, which rate the Revolving Borrower may in its discretion continue or convert pursuant to Section 3.1(b).
     (ii) The Revolving Borrower’s obligations under this Section 2.6(d) to reimburse the Issuing Bank with respect to LC Disbursements (including, in each case,

interest thereon) shall be absolute and unconditional under any and all circumstances (except as provided below with respect to the gross negligence or willful misconduct of the Issuing Bank) and irrespective of any setoff, counterclaim or defense to payment which the Revolving Borrower may have or have had against any Revolving Lender (including the Issuing Bank in its capacity as the issuer of a Letter of Credit or any Revolving Lender as a participant therein), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit (other than a defense based upon the gross negligence or willful misconduct of the Issuing Bank in determining whether such Drawing conforms to the terms of the Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, including any of the following circumstances:
     (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
     (B) the existence of any claim, setoff, defense or other right which the Revolving Borrower or any other Person may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Revolving Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Revolving Borrower or any other Person and the beneficiary named in any such Letter of Credit);
     (C) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
     (E) the occurrence of any Default or Event of Default; or
     (F) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Revolving Borrower (other than the gross negligence or willful misconduct of the Issuing Bank).
     (iii) The Revolving Borrower also agrees with the Issuing Bank, the Administrative Agent and the Revolving Lenders that, in the absence of gross negligence or willful misconduct of the Issuing Bank, the Issuing Bank shall not be responsible for, and the Revolving Borrower’s reimbursement obligations under this Section 2.6(d) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged or any dispute between or among the Revolving Borrower or any other Party and the beneficiary of any Letter of Credit or any other party to which such

Letter of Credit may be transferred or any claims whatsoever of the Revolving Borrower or any other Party against any beneficiary of such Letter of Credit or any such transferee.
          Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Revolving Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Revolving Borrower to the extent permitted by applicable law) suffered by the Revolving Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. It is the intent of the parties hereto that neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank shall have any liability under this Section 2.6 for the ordinary negligence of such Person.
          Section 2.7. Conflict between Applications and Agreement. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.
ARTICLE III.
INTEREST RATE PROVISIONS
          Section 3.1. Interest Rate Determination.
          (a) Except as specified in Sections 3.2, 3.3, 3.4, 3.5 and 3.7, the Loans shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at a rate per annum (calculated based on a year of 360 days in the case of interest calculated by reference to the LIBO Rate, and a year of 365 or 366 days, as the case may be, in the case of interest calculated by reference to (x) the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, (y) the CDOR Rate or (z) the Canadian Prime Rate, and in each case payable for the actual number of days elapsed) as follows:

     (i) with respect to any Eurodollar Loan, the lesser of (y) the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin and (z) the Highest Lawful Rate;
     (ii) with respect to any ABR Loan, the lesser of (y) the Alternate Base Rate plus the Applicable Margin and (z) the Highest Lawful Rate;
     (iii) with respect to any CDOR Loan, the lesser of (y) the CDOR Rate for the Interest Period in effect for such CDOR Loan plus the Applicable Margin and (z) the Highest Lawful Rate;
     (iv) with respect to any Canadian Prime Loan, the lesser of (y) the Canadian Prime Rate plus the Applicable Margin and (z) the Highest Lawful Rate; and
     (v) with respect to any Swingline Loan, the lesser of (y) the Alternate Base Rate plus the Applicable Margin and (z) the Highest Lawful Rate;
          (b) Any Borrower may, upon irrevocable written notice to the Applicable Agent in accordance with Section 3.1(c),
     (i) elect to convert, as of any Business Day, any ABR Loans (or any part thereof not less than $3,000,000) into Eurodollar Loans;
     (ii) elect to convert, as of the last day of the applicable Interest Period, any Eurodollar Loans expiring on such day (or any part thereof not less than $1,000,000) into ABR Loans; or
     (iii) elect to continue (for the same or a different Interest Period), as of the last day of the applicable Interest Period, any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof not less than $3,000,000);
     (iv) elect to convert, as of any Business Day, any Canadian Prime Loans (or any part thereof not less than C$3,000,000) into CDOR Loans;
     (v) elect to convert, as of the last day of the applicable Interest Period, any CDOR Loans expiring on such day (or any part thereof not less than C$1,000,000) into Canadian Prime Loans; or
     (vi) elect to continue (for the same or a different Interest Period), as of the last day of the applicable Interest Period, any CDOR Loans having Interest Periods expiring on such day (or any part thereof not less than C$3,000,000);
provided that, if at any time the outstanding principal amount of Eurodollar Loans is reduced by payment, prepayment, or conversion of part thereof to be less than $3,000,000, such Eurodollar Loans shall automatically convert into ABR Loans, and on and after such date the right of the Revolving Borrower to continue such Loans as, and convert such Loans into, Eurodollar Loans shall terminate; provided further that, if at any time the outstanding principal amount of CDOR Loans is reduced by payment, prepayment, or conversion of part thereof to be less than

C$3,000,000, such CDOR Loans shall automatically convert into Canadian Prime Loans, and on and after such date the right of the applicable Term Borrower to continue such Loans as, and convert such Loans into, CDOR Loans shall terminate.
          (c) To convert or continue a Loan as provided in Section 3.1(b), the applicable Borrower shall deliver a Notice of Rate Change/Continuation in the form of Exhibit G (a “Notice of Rate Change/Continuation”), to the Applicable Agent not later than 11:00 a.m., Local Time, at least (i) three Business Days in advance of the Change/Continuation Date, if such Loan is to be converted into or continued as a Eurodollar Loan or CDOR Loan; and (ii) one Business Day in advance of the Change/Continuation Date, if such Loan is to be converted into an ABR Loan or Canadian Prime Loan, specifying:
     (i) the date on which such Loan was made;
     (ii) the interest rate then applicable to such Loan;
     (iii) with respect to any Eurodollar Loan or CDOR Loan, the Interest Period then applicable to such Loan;
     (iv) the amount of such Loan;
     (v) the proposed Change/Continuation Date;
     (vi) the aggregate amount of Loans to be converted or continued;
     (vii) the Type of Loans resulting from the proposed conversion or continuation; and
     (viii) if the resulting Loans are Eurodollar Loans or CDOR Loans, the Interest Period to be applicable to such Eurodollar Loans or CDOR Loans, as applicable, after giving effect to the proposed conversion or continuation, which shall be a period contemplated by the definition of the term “Interest Period”.
          (d) If upon the expiration of any Interest Period applicable to Eurodollar Loans or CDOR Loans, the applicable Borrower has failed to select a new Interest Period to be applicable to such Loans prior to the third Business Day in advance of the Expiration Date of the current Interest Period applicable thereto as provided in Section 3.1(c), or if any Default or Event of Default then exists, such Borrower shall be deemed to have elected to convert such Eurodollar Loans into ABR Loans or such CDOR Loans into Canadian Prime Loans, as the case may be, effective as of the Expiration Date of such Interest Period, and all conditions to such conversion shall be deemed to have been satisfied.
          (e) The Applicable Agent will promptly notify each applicable Lender of its receipt of a Notice of Rate Change/Continuation, or, if no timely notice is provided by the applicable Borrower, the Applicable Agent will promptly notify each applicable Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each applicable Lender.
          (f) During the existence of a Default or Event of Default, no Borrower may elect to have a Loan converted into or continued as an Eurodollar Loan or CDOR Loan, as the case may be.
          (g) Nothing contained herein shall authorize (A) the Revolving Borrower to convert any Loan into or continue any Loan as a Eurodollar Loan unless the Expiration Date of the Interest Period for such Loan occurs on or before the Revolving Maturity Date, (B) any Term Borrower to convert any Loan into or continue any Loan as a CDOR Loan unless the Expiration Date of the Interest Period for such Loan occurs on or before the Term Maturity Date or (C) any Borrower to continue or change the interest rates applicable to any Eurodollar Loan or CDOR Loan prior to the Expiration Date of the Interest Period with respect thereto.
          (h) Notwithstanding anything set forth herein to the contrary (other than Section 13.10), if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal on any Loan, the lesser of (x) 2% above the interest rate otherwise applicable to such Loan and (y) the Highest Lawful Rate, or (ii) in the case of any other amount, the lesser of (x) 2% plus the rate applicable to ABR Loans at such time and (y) the Highest Lawful Rate.
          (i) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (i) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (j) The Alternate Base Rate for each ABR Loan shall be determined by the Administrative Agent on the first day and on each day such ABR Loan shall be outstanding, or if such day is not a Business Day, on the next succeeding Business Day. The LIBO Rate for the Interest Period for each Eurodollar Loan shall be determined by the Administrative Agent two (2) Business Days before the first day of such Interest Period. The Canadian Prime Rate for each Canadian Prime Loan shall be determined by the Canadian Agent on the first day and on each day such Canadian Prime Loan shall be outstanding, or if such day is not a Business Day, on the next succeeding Business Day. The CDOR Rate for the Interest Period for each CDOR Loan shall be determined by the Canadian Agent one (1) Business Day before the first day of such Interest Period.
          (k) Each determination of an interest rate by the Applicable Agent shall be conclusive and binding upon the applicable Borrower and the applicable Lenders in the absence of manifest error.

          Section 3.2. Increased Cost and Reduced Return.
          (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or the Issuing Bank with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:
     (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) shall impose on any Lender or the Issuing Bank or the London or Canadian interbank markets any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing, or maintaining any Eurodollar Loans or CDOR Loans (or of maintaining its obligation to make a Eurodollar Loan or CDOR Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank under this Agreement, in each case by an amount deemed material by such Lender or the Issuing Bank, as the case may be, then the applicable Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such increased cost or reduction, provided that such Borrower will not be responsible for paying any amounts pursuant to this Section 3.2(a) accruing for a period greater than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies such Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s, as the case may be, intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) If, after the date hereof, any Lender or the Issuing Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or the Issuing Bank or any company controlling such Lender or the Issuing Bank, as the case may be, as a consequence of such Lender’s or the Issuing Bank’s obligations hereunder to a level below that which such Lender or the Issuing Bank or such company could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time the applicable Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such reduction, provided that such Borrower will not be responsible for paying any amounts pursuant to this Section 3.2(b) accruing for a period greater than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies such Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s, as the case may be, intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (c) Each Lender and the Issuing Bank shall promptly notify the applicable Borrower and the Applicable Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank, as the case may be, to compensation pursuant to this Section, and will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or the Issuing Bank, as the case may be, be otherwise disadvantageous to it. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank, as the case may be, in connection with any such designation or assignment. Any Lender or the Issuing Bank, as the case may be, claiming compensation under this Section shall do so in good faith on a nondiscriminatory basis. In determining such amount, such Lender or the Issuing Bank, as the case may be, may use any reasonable averaging and attribution methods. A certificate of a Lender or the Issuing Bank, as the case may be, setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender or the Issuing Bank, as the case may be, as specified in this Section 3.2 may be delivered to the applicable Borrower and the Applicable Agent and shall be conclusive absent manifest error. The applicable Borrower shall pay to the Applicable Agent for the account of such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after its receipt of the same.
          Section 3.3. Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Loan or CDOR Loan:
          (a) the Applicable Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period; or
          (b) the Majority Revolving Lenders or the Majority Term Lenders, as applicable, determine (which determination shall be conclusive) and notify the Applicable Agent that the Adjusted LIBO Rate plus the Applicable Margin or the CDOR Rate plus the Applicable Margin, as applicable, will not adequately and fairly reflect the cost to the applicable Lenders of funding Eurodollar Loans or CDOR Loans, as applicable, for such Interest Period;
then the Applicable Agent shall give the applicable Borrower prompt notice thereof, and until the Applicable Agent notifies such Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) the applicable Lenders shall be under no obligation to make additional Eurodollar Loans or CDOR Loans, continue Eurodollar Loans or CDOR Loans, or convert ABR Loans into Eurodollar Loans or Canadian Prime Loans into CDOR Loans, as applicable, (ii) the applicable Borrower shall, on the last day(s) of the then current Interest Period(s) for any outstanding Eurodollar Loans or CDOR Loans, as applicable, either (y) prepay such Eurodollar Loans or CDOR Loans, as applicable, or (z) convert such Eurodollar Loans into ABR Loans or such CDOR Loans into Canadian Prime Loans, as applicable, in each case in accordance with the terms of this Agreement, (iii) any Notice of Rate Change/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or CDOR Borrowing, as applicable, shall be ineffective, and (iv) if any Borrowing Request requests a Eurodollar Borrowing or CDOR Borrowing, as applicable, such Borrowing shall be made as an ABR Borrowing or Canadian Prime Borrowing, as applicable. Each Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment will avoid the effects of this Section 3.3 and will not, in the judgment of such Lender, be otherwise disadvantageous to it. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          Section 3.4. Illegality.
          (a) If any Lender shall determine (which determination shall be conclusive and binding on the applicable Borrower) that the introduction of or any change in or in the interpretation of any law, regulation, guideline or order (in each case, introduced, changed or interpreted after the Closing Date) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Eurodollar Loan or CDOR Loan as, or to convert any Loan into, a Eurodollar Loan or CDOR Loan, as applicable, the obligations of the affected Lender to make, continue, maintain or convert any such Eurodollar Loans or CDOR Loans shall, on notice thereof from such Lender to the applicable Borrower, upon such determination, forthwith be suspended at the end of the then current Interest Periods with respect thereto (or sooner, if required by such law or assertion (in which case the provisions of Section 3.5 shall be applicable)) until such Lender shall promptly notify the Applicable Agent and the applicable Borrower that the circumstances causing such suspension no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender, convert all Eurodollar Loans or CDOR Loans, as applicable, from such Lender to ABR Loans or Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans or CDOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans or CDOR Loans. Upon any such conversion, the applicable Borrower shall also pay interest on the amount so converted. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall also pay to such Lender such amounts, if any, as may be required pursuant to Section 3.5.
          (b) Each Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment will avoid the effects of this Section 3.4 and will not, in the judgment of such Lender, be otherwise disadvantageous to it. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (c) If the obligation of any Lender to make a Eurodollar Loan or CDOR Loan or to continue, or to convert Loans into, Eurodollar Loans or CDOR Loans shall be suspended pursuant to this Section 3.4, such Lender’s Eurodollar Loans or CDOR Loans shall be converted into ABR Loans or Canadian Prime Loans, as applicable, as provided above, and, unless and until such Lender gives notice as provided below that the circumstances specified in this Section 3.4 that gave rise to such conversion no longer exist:
     (i) to the extent that such Lender’s Eurodollar Loans or CDOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans or CDOR Loans shall be applied instead to its ABR Loans or Canadian Prime Loans, as applicable; and
     (ii) all Loans that would otherwise be made by such Lender as Eurodollar Loans or CDOR Loans shall be made instead as ABR Loans or Canadian Prime Loans, as applicable, all Loans that would otherwise be continued by such Lender as Eurodollar Loans or CDOR Loans shall be converted instead into ABR Loans or Canadian Prime Loans, as applicable, and all Loans of such Lender that would otherwise be converted into Eurodollar Loans or CDOR Loans shall instead remain as ABR Loans or Canadian Prime Loans, as applicable.
If such Lender gives notice to the applicable Borrower (with a copy to the Applicable Agent) that the circumstances specified in this Section 3.4 that gave rise to the conversion of such Lender’s Eurodollar Loans or CDOR Loans pursuant to this Section 3.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans or CDOR Loans made by other Lenders are outstanding, such Lender’s ABR Loans or Canadian Prime Loans, as applicable, shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans or CDOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans or CDOR Loans and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.
          Section 3.5. Compensation. Upon the request of any Lender, the applicable Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:
          (a) any payment, prepayment, or conversion of a Eurodollar Loan or CDOR Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Article XI) on a date other than the last day of the Interest Period for such Eurodollar Loan or CDOR Loan;

          (b) any failure by any Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VIII to be satisfied) to borrow, convert, continue, or prepay a Eurodollar Loan or a CDOR Loan on the date for such borrowing, conversion, continuation, or prepayment specified in the relevant notice of borrowing, prepayment, continuation, or conversion under this Agreement; or
          (c) the assignment of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a requirement by the Borrowers pursuant to Section 3.6.
In the case of a Eurodollar Loan or CDOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Loan plus the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.5 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          Section 3.6. Replacement of Lenders. If any Lender requests compensation under Sections 3.2 or 4.7, or if any Lender defaults in its obligation to fund Loans hereunder, or otherwise has given notice pursuant to Sections 3.2, 3.3 or 3.4 (unless in each case the basis for such request or notice is generally applicable to all Lenders), or does not approve any request by the Revolving Borrower to extend the then scheduled Revolving Maturity Date, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Applicable Agent within 90 days of such request or notice, if no Default or Event of Default exists, require such Lender to assign and delegate (in accordance with and subject to the restrictions contained in Section 13.9), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the applicable consents specified in Section 13.9(b), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 3.2 or 4.7, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
          Section 3.7. Term Loans Yearly Rate. Whenever interest hereunder is by the terms hereof to be calculated on the basis of a year of 360 days (or 365 days during a year of 366 days), the rate of interest applicable under this Agreement to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so calculated multiplied by the number of days in the calendar year in which the same is to be ascertained and divided by 360 (or 365).
          Section 3.8. Survival. The agreements contained in this Article III shall survive the termination of this Agreement and the payment in full of the Obligations for a period of 180 days thereafter.
ARTICLE IV.
PREPAYMENTS AND OTHER PAYMENTS; REDUCTION AND
EXTENSION OF COMMITMENTS; EXTENSION OF MATURITY DATE
          Section 4.1. Repayment of Loans; Evidence of Debt.
          (a) The Revolving Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date, and (ii) to the Swingline Bank the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Revolving Borrower shall repay all Swingline Loans then outstanding. Each Term Borrower hereby unconditionally promises to pay to the Canadian Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan made to such Term Borrower on the Term Maturity Date; provided that, notwithstanding any other provision of this Agreement but subject to Article 11, in no event shall the aggregate principal amount required to be repaid to the Term Lenders prior to the fifth anniversary of the Term Borrowing Date exceed an amount equal to 25% of the aggregate original principal amount of the Term Loans. On the Term Maturity Date, or if earlier, the date on which the Term Loans are accelerated pursuant to Article XI, all remaining principal of the Term Loans outstanding shall be due and payable, together with all accrued and unpaid interest thereon.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Applicable Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each applicable Lender hereunder and (iii) the amount of any sum received by the Applicable Agent hereunder for the account of the Lenders (or any subset thereof) and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to it in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.9) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          Section 4.2. Required Prepayments. The Revolving Borrower agrees that, if at any time the Administrative Agent notifies the Revolving Borrower that the Administrative Agent has determined that the Total Revolving Credit Exposure exceeds the Total Revolving Commitment, the Revolving Borrower will, within two (2) Business Days following such notice, make a prepayment of principal in an amount at least equal to such excess, together with (y) interest accrued thereon to the date of such prepayment and (z) all amounts due, if any, under Section 3.5 (or, if no Revolving Loans are then outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 11.3 in an aggregate amount equal to such excess).
          Section 4.3. Optional Prepayments. Each Borrower shall have the right at any time and from time to time to prepay the Loans made to it, in whole or in part; provided that each partial prepayment (i) of any Eurodollar Loans shall be in an aggregate principal amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) of any ABR Loans shall be in an aggregate principal amount of at least $500,000 or an integral multiple of $100,000 in excess thereof, (iii) of any CDOR Loans shall be in an aggregate principal amount of at least C$1,000,000 or an integral multiple of C$500,000 in excess thereof, or (iv) of any Canadian Prime Loans shall be in an aggregate principal amount of at least C$500,000 or an integral multiple of C$100,000 in excess thereof, in each case together with (y) interest accrued thereon to the date of such prepayment and (z) all amounts due, if any, under Section 3.5.
          Section 4.4. Notice of Payments. The applicable Borrower shall give the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) at least three (3) Business Days’ prior written notice of each prepayment proposed to be made by it pursuant to Section 4.3, specifying the principal amount of the Loans to be prepaid, the prepayment date and the account of such Borrower to be charged if such prepayment is to be so effected. Notice of such prepayment having been given, the principal amount of the Loans specified in such notice, together with interest thereon to the date of prepayment, shall become due and payable on such prepayment date. If such Borrower pays or prepays any Eurodollar Loan or CDOR Loan prior to the end of the Interest Period applicable thereto, such payment shall be subject to Section 3.5.
          Section 4.5. Place of Payment or Prepayment.
          (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. All payments and prepayments made in accordance with the provisions of this Agreement in respect of commitment fees or of principal or interest shall be made no later than 12:00 Noon, Local Time, in immediately available funds, to the Applicable Agent, for the account of the relevant Lenders, to an account that the Applicable Agent shall have identified in a notice delivered to the applicable Borrower. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder shall be made in Dollars.
          (b) Unless the Applicable Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to any Lender hereunder that such Borrower will not make such payment in full, the Applicable Agent may assume that such Borrower has made such payment in full to the Applicable Agent on such date and the Applicable Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Applicable Agent, each Lender shall repay to the Applicable Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Applicable Agent, at the rate determined by the Applicable Agent to be its cost of funds. If and to the extent that the Applicable Agent receives any payment or prepayment from the applicable Borrower and fails to distribute such payment or prepayment to the applicable Lenders ratably on the basis of their respective Pro Rata Percentages on the day the Applicable Agent receives such payment or prepayment, and such distribution shall not be so made by the Applicable Agent in full on the required day, the Applicable Agent shall pay to each Lender such Lender’s Pro Rata Percentage thereof together with interest thereon at the rate determined by the Applicable Agent to be its cost of funds for each day from the date such amount is paid to the Applicable Agent by such Borrower until the date the Applicable Agent pays such amount to such Lender. Notwithstanding the Applicable Agent’s failure to so distribute any such payment, as between the applicable Borrower and the applicable Lenders, such payment shall be deemed received and collected.
          (c) No party hereto (or guarantor thereof) shall be liable to any other party hereto (or guarantor thereof) in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by any Agent if such Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in Dollars to the account with the bank in the principal financial center which the applicable Borrower or, as the case may be, any Lender shall have specified for such purpose. In this paragraph (c), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures or such clearing or settlement system as any Agent may from time to time determine for the purpose of clearing or settling payments of Dollars.
          Section 4.6. No Prepayment Premium or Penalty. Each prepayment pursuant to Section 4.2 or 4.3 shall be without premium or penalty.
          Section 4.7. Taxes.
          (a) Any and all payments by the Borrowers hereunder or under any other Loan Document to or for the account of any Lender or any Agent shall be made free and clear of and without deduction for Taxes or Other Taxes. If any Borrower shall be required by Law to deduct any Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7), such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law and (iv) such Borrower shall confirm that all applicable Taxes and Other Taxes, if any, imposed on it by virtue of the transactions under this Agreement have been properly and legally paid by it to the appropriate taxation authority or other authority by sending official tax receipts or certified copies of such receipts to such Lender or such Agent (as the case may be) within thirty (30) days after payment of any applicable tax.
          (b) In addition, each Borrower agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
          (c) Each Borrower will indemnify each Lender, each Agent and the Issuing Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.7) paid by such Lender, such Agent or the Issuing Bank (as the case may be) on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, such Agent or the Issuing Bank (as the case may be) makes written demand therefor.
          (d) Each Revolving Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Revolving Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Revolving Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Revolving Lender in the case of each other Revolving Lender, and from time to time thereafter as required by applicable Law or as requested by the Revolving Borrower or the Administrative Agent (but only so long as such Revolving Lender remains lawfully able to do so), shall provide the Revolving Borrower and the Administrative Agent with such properly completed and executed documentation as prescribed by applicable Law as will permit payments under this Agreement to be made without withholding or at a reduced rate of withholding. In addition, each Revolving Lender, at the time or times prescribed by applicable Law or as requested by the Revolving Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Revolving Borrower or the Administrative Agent as will enable the Revolving Borrower or the Administrative Agent to determine whether or not such Revolving Lender is subject to backup withholding or information reporting requirements.
               Without limiting the foregoing, in the event that the Revolving Borrower is resident for tax purposes in the United States, any Foreign Revolving Lender shall deliver to the Revolving Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Revolving Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Revolving Borrower or the Administrative Agent or as required by applicable Law), whichever of the following is applicable: (i) Internal Revenue Service Form W-8 BEN or W-ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Revolving Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, (iii) in the case of a Foreign Revolving Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Revolving Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Revolving Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Revolving Borrower, as described in Section 881(c)(3)(C) of the Code, and (y) duly completed copies of Internal Revenue Service Form W-8BEN, and (iv) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Revolving Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.
               Without limiting the obligations of the Revolving Lenders set forth above regarding delivery of certain forms and documents to establish each Revolving Lender’s status for United States withholding Tax purposes, each Revolving Lender agrees promptly to deliver to the Administrative Agent or the Revolving Borrower, as the Administrative Agent or the Revolving Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Revolving Lender, as are required under such Laws to confirm such Revolving Lender’s entitlement to any available exemption from applicable withholding Taxes in respect of all payments to be made to such Revolving Lender outside of the United States by the Revolving Borrower pursuant to this Agreement or otherwise to establish such Revolving Lender’s status for withholding Tax purposes in such other jurisdiction. Each Revolving Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Revolving Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws of any such jurisdiction that any Revolving Borrower make any deduction or withholding for Taxes from amounts payable to such Lender.
          (e) For any period with respect to which a Revolving Lender has failed to provide the Revolving Borrower and the Administrative Agent with the appropriate form pursuant to Section 4.7(d) (unless such failure is due to a change in treaty, Law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Revolving Lender shall not be entitled to indemnification under this Section 4.7 with respect to Taxes imposed in excess of the amount of Taxes that would have been imposed had such Revolving Lender provided the appropriate form; provided, that should a Revolving Lender, which is otherwise exempt from or subject to a reduced rate of withholding Tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Revolving Borrower shall take such steps as such Revolving Lender shall reasonably request to assist such Revolving Lender to recover such Taxes.
          (f) If the Borrowers are required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.7, then such Lender will agree to use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.
          (g) Within thirty (30) days after the date of any deduction of taxes, deductions, charges or withholdings from any payments by any Borrower hereunder or under any other Loan Document, such Borrower shall furnish to the Applicable Agent the original or a certified copy of a receipt evidencing the payment by such Borrower to the appropriate taxation authority or other authority of the amount so deducted.
          (h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreement and obligations of the Borrowers contained in this Section 4.7 shall survive the payment in full of principal and interest hereunder.
          (i) If the Administrative Agent or any Revolving Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Revolving Borrower or with respect to which the Revolving Borrower has paid additional amounts pursuant to this Section 4.7, it shall pay to the Revolving Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Revolving Borrower under this Section 4.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Revolving Lender, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Revolving Borrower, upon the request of the Administrative Agent or such Revolving Lender, agrees to repay the amount paid over to the Revolving Borrower to the Administrative Agent or such Revolving Lender in the event the Administrative Agent or such Revolving Lender is required to repay such refund to such taxing authority.

          Section 4.8. Reduction and Termination of Commitments. (a) Unless previously terminated, (i) the Revolving Commitment of each Revolving Lender shall automatically terminate on the Revolving Maturity Date and (ii) the Term Commitment of each Term Lender shall automatically terminate at 5:00 p.m., Houston time, on the Term Borrowing Date.
          (b) The Revolving Borrower may at any time or from time to time reduce or terminate the Revolving Commitment of each Revolving Lender by giving not less than three (3) full Business Days’ prior written notice to such effect to the Administrative Agent; provided that (i) any partial reduction shall be in an amount of not less than $5,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) the Revolving Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 4.3, the Total Revolving Credit Exposure would exceed the Total Revolving Commitment. Promptly after the Administrative Agent’s receipt of such notice of reduction or termination, the Administrative Agent shall notify each Revolving Lender of the proposed reduction or termination, and such reduction or termination shall be effective on the date specified in the Revolving Borrower’s notice with respect to such reduction or termination. Each reduction of the Revolving Commitments shall reduce the Revolving Commitment of each Revolving Lender proportionately in accordance with its Pro Rata Percentage. After each such reduction, the commitment fee shall be calculated upon the Total Revolving Commitment as so reduced. Any reduction or termination of the Revolving Commitments hereunder shall be irrevocable.
          Section 4.9. Increase of the Revolving Commitments. (a) Subject to the terms and conditions set forth herein, the Revolving Borrower shall have the right to cause from time to time an increase in the Revolving Commitments of the Revolving Lenders (each, a “Revolving Commitment Increase”) by adding to this Agreement one or more additional lenders that are not already Revolving Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and the Issuing Bank (each, an “Additional Revolving Lender”) or by allowing one or more existing Revolving Lenders to increase their respective Revolving Commitments (each, an “Increasing Revolving Lender”); provided that (i) no Event of Default shall have occurred and be continuing as of the relevant Revolving Commitment Increase Effective Date, (ii) no such Revolving Commitment Increase shall be less than $10,000,000, (iii) the aggregate amount of all such Revolving Commitment Increases shall not exceed $50,000,000, (iv) no Revolving Lender’s Revolving Commitment shall be increased without such Revolving Lender’s prior written consent (which consent may be given or withheld in such Revolving Lender’s sole and absolute discretion) and (v) if, on the relevant Revolving Commitment Increase Effective Date, any Revolving Loans have been funded, then the Revolving Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 3.5 in connection with the reallocation of such outstanding Revolving Loans.
          (b) The Revolving Borrower shall provide the Administrative Agent with written notice in the form of Exhibit H (a “Notice of Revolving Commitment Increase”) of its intention to increase the Revolving Commitments pursuant to this Section 4.9. Each such Notice of Revolving Commitment Increase shall specify (i) the proposed effective date of such Revolving Commitment Increase (each such date, a “Revolving Commitment Increase Effective Date”), which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Revolving Commitment Increase, (ii) the amount of the requested Revolving Commitment Increase (provided that after giving effect to such requested Revolving Commitment Increase, the aggregate amount of all Revolving Commitment Increases does not exceed the amount set forth in subsection (a)(iii) above), (iii) the identity of each Additional Revolving Lender or Increasing Revolving Lender, and (iv) the amount of the respective Revolving Commitments of the Revolving Lenders from and after such Revolving Commitment Increase Effective Date.
          (c) On each Revolving Commitment Increase Effective Date, to the extent that there are Revolving Loans outstanding as of such date, (i) each Additional Revolving Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Additional Revolving Lender’s New Funds Amount, which amount, for each such Additional Revolving Lender, shall constitute Revolving Loans made by such Additional Revolving Lender to the Revolving Borrower pursuant to this Agreement on such Revolving Commitment Increase Effective Date, (ii) each Increasing Revolving Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Increasing Revolving Lender’s New Funds Amount, which amount, for each such Increasing Revolving Lender, shall constitute Revolving Loans made by such Increasing Revolving Lender to the Revolving Borrower pursuant to this Agreement on such Revolving Commitment Increase Effective Date, (iii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Revolving Lender its Reduction Amount, which amount, for each such Reducing Percentage Revolving Lender, shall constitute a prepayment by the Revolving Borrower pursuant to Section 4.3, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Loans of such Reducing Percentage Revolving Lender, and (iv) the Revolving Borrower shall be responsible to pay to each Revolving Lender any breakage fees or costs that are payable pursuant to Section 3.5 in connection with the reallocation of any outstanding Revolving Loans.
          (d) For purposes of this Section 4.9 and Exhibit H, the following defined terms shall have the following meanings: (i) “New Funds Amount” means the amount equal to the product of (A) an Additional Revolving Lender’s Revolving Commitment or an Increasing Revolving Lender’s increased Revolving Commitment, as applicable, represented as a percentage of the Total Revolving Commitment after giving effect to any Revolving Commitment Increase, times (B) the aggregate principal amount of the outstanding Revolving Loans immediately prior to giving effect to such Revolving Commitment Increase, if any, as of any Revolving Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Loans as a result of borrowings made after giving effect to such Revolving Commitment Increase on such Revolving Commitment Increase Effective Date); (ii) “Reducing Percentage Revolving Lender” means, immediately prior to giving effect to any Revolving Commitment Increase, each then existing Revolving Lender that does not increase its respective Revolving Commitment as a result of such Revolving Commitment Increase and whose relative percentage of the Revolving Commitments shall be reduced after giving effect to such Revolving Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Revolving Lender’s outstanding Revolving Loans decrease as of any Revolving Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Revolving Commitment Increase Effective Date after giving effect to the Revolving Commitment Increase occurring on such Revolving Commitment Increase Effective Date).
          (e) Each Revolving Commitment Increase shall become effective on the corresponding Revolving Commitment Increase Effective Date, and upon such effectiveness (i) the Administrative Agent shall record in the Register each Additional Revolving Lender’s information as provided in the applicable Notice of Revolving Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each Additional Revolving Lender to the Administrative Agent on or before such Revolving Commitment Increase Effective Date, (ii) Schedule 1.1(a) shall be amended and restated to set forth all Revolving Lenders (including any Additional Revolving Lenders) that will be Revolving Lenders hereunder after giving effect to such Revolving Commitment Increase (which amended and restated Schedule 1.1(a) shall be set forth in Annex I to the applicable Notice of Revolving Commitment Increase), and the Administrative Agent shall distribute to each Revolving Lender (including each Additional Revolving Lender) a copy of such amended and restated Schedule 1.1(a), and (iii) each Additional Revolving Lender identified on the Notice of Revolving Commitment Increase for such Revolving Commitment Increase shall be a “Revolving Lender” and a “Lender” for all purposes under this Agreement.
          (f) Each Revolving Commitment Increase shall be deemed to constitute a representation and warranty by the Revolving Borrower on the applicable Revolving Commitment Increase Effective Date that (i) the representations and warranties of the Revolving Borrower set forth in this Agreement and in the other Loan Documents are true and correct on and as of such Revolving Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Revolving Commitment Increase Effective Date, such representations and warranties shall continue to be true and correct as of such specified earlier date, and (ii) at the time of and immediately after giving effect to such Revolving Commitment Increase, no Default shall have occurred and be continuing.
          Section 4.10. Payments on Business Days. Whenever any payment or prepayment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
ARTICLE V.
FEES
          Section 5.1. Commitment Fee.
          (a) The Revolving Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee computed on a daily basis of a year of 360 days from the Closing Date to, but not including, the date on which the Revolving Commitment of such Revolving Lender terminates, at the Applicable Margin per annum on the daily average amount of such Revolving Lender’s Unused Revolving Commitment, such commitment fee to be payable in arrears 61 days after the end of each fiscal quarterly period and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.
          (b) Each Term Borrower agrees to pay to the Canadian Agent for the account of each Term Lender a commitment fee computed on a daily basis of a year of 360 days from the Closing Date to, but not including, the Term Borrowing Date, at the Applicable Margin per annum on the amount of such Term Lender’s Term Commitment, such commitment fee to be payable on the Term Borrowing Date in Canadian Dollars.
          Section 5.2. Arrangement Fee. The Revolving Borrower agrees to pay the arrangement fees in the amounts and at the times separately agreed upon between the Revolving Borrower and the Arrangers.
          Section 5.3. Administrative Agency Fees. The Revolving Borrower agrees to pay to the Administrative Agent, for its own account, administrative agency fees payable in the amounts and at the times separately agreed upon between the Revolving Borrower and the Administrative Agent.
          Section 5.4. Letter of Credit Fees.
          (a) The Revolving Borrower agrees to pay to the Administrative Agent, for distribution to the Revolving Lenders (based upon their respective Pro Rata Percentages), a fee in respect of each Letter of Credit issued for the account of the Revolving Borrower (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin on the Stated Amount of such Letter of Credit.
          (b) The Revolving Borrower agrees to pay to the Issuing Bank, for its own account, (i) a fronting fee for each Letter of Credit issued hereunder, which shall accrue at a rate per annum equal to 0.125% on the Stated Amount of such Letter of Credit and (ii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
          (c) Letter of Credit Fees and fronting fees due to the Administrative Agent and the Issuing Bank pursuant to this Section 5.4 shall be computed on the basis of a year of 360 days and, (i) as to standby Letters of Credit, shall be due and payable in arrears 61 days after the end of each fiscal quarterly period and on the date each such Letter of Credit expires and (ii) as to commercial Letters of Credit, shall be paid at issuance.
          Section 5.5. Fees Not Interest; Nonpayment. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and, subject to Section 13.10, the obligation of the Borrowers to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrowers to pay interest, other fees described in this Agreement and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars (except as otherwise provided herein) and in immediately available funds. All fees payable hereunder, including, without limitation, the commitment fee referred to in Section 5.1, shall, unless otherwise agreed, be non-refundable.
ARTICLE VI.
APPLICATION OF PROCEEDS
          The Revolving Borrower agrees that the proceeds of the Revolving Loans shall be used for general corporate purposes of the Revolving Borrower and its Subsidiaries in the ordinary course of business. Each Term Borrower agrees that the proceeds of the Term Loans made to it shall be used to fund one or more distributions to its stockholders for ultimate distribution to the Term Guarantor.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
          The Revolving Borrower represents and warrants that:
          Section 7.1. Organization and Qualification. Each of the Revolving Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) has the corporate or equivalent power and authority to own its properties and to carry on its business as now conducted; and (c) is duly qualified to do business and is in good standing in every jurisdiction where such qualification is necessary and where failure to be so qualified would have a Material Adverse Effect.
          Section 7.2. Financial Statements. The Revolving Borrower has furnished the Lenders with (a) its audited consolidated financial statements for the Fiscal Years 2003 and 2004 and (b) its unaudited consolidated financial statements for the fiscal quarters ended April 30, 2005 and July 31, 2005, certified by its chief financial officer, including balance sheets, income statements and cash flow statements. The financial statements described above have been prepared in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (b) above. The financial statements described above fairly present the consolidated financial condition of the Revolving Borrower and its Subsidiaries and the results of their operations as of the dates and for the periods indicated. As of the Closing Date, there has been no event since January 29, 2005 which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there exists no material contingent liabilities or obligations, unusual long-term commitments or unrealized losses of the Revolving Borrower or any Subsidiary which are not fully disclosed in the financial statements described above or disclosed by the Revolving Borrower to the Administrative Agent in writing.
          Section 7.3. Litigation. As of the Closing Date, there is no action, suit or proceeding pending (or, to the best knowledge of the Revolving Borrower, threatened) against the Revolving Borrower or any Subsidiary before any court, administrative agency or arbitrator (i) which could reasonably be expected to have a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Transactions.

          Section 7.4. Title to Properties. Each of the Revolving Borrower and the Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, the material real and personal Properties purported to be owned or leased by it, free of any Liens except those permitted in Section 10.1.
          Section 7.5. Payment of Taxes. Each of the Revolving Borrower and its Subsidiaries has filed or caused to be filed all federal, state, provincial and foreign income tax returns which are required to be filed, and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due, except for such taxes and assessments as are being contested in good faith and, if necessary for such contest, by appropriate proceedings and reserved for in accordance with GAAP in the manner required by Section 9.10.
          Section 7.6. Conflicting Agreements or Restrictions. Neither the execution and delivery by the Revolving Borrower or any Subsidiary of the Loan Documents to which it is a party nor the consummation by it of the transactions contemplated thereby nor its fulfillment and compliance with the respective terms, conditions and provisions thereof will (a) result in a breach of, or constitute a default under, the provisions of (i) any order, writ, injunction or decree of any court which is applicable to it or (ii) any material contract or agreement to which it is a party or by which it is bound, (b) result in or require the creation or imposition of any Lien on any of its property pursuant to the express provisions of any material agreement to which it is a party or (c) result in any violation by it of (i) its charter, bylaws or other organizational documents or (ii) any Law or regulation of any Governmental Authority applicable to it.
          Section 7.7. Authorization, Validity, Etc. Each of the Revolving Borrower and its Subsidiaries has the corporate or equivalent power and authority to execute and deliver the Loan Documents to which it is a party, consummate the transactions contemplated therein to be consummated by it and perform its obligations thereunder, and all such action has been duly authorized by all necessary corporate or equivalent proceedings on its part. The Loan Documents to which it is a party have been duly and validly executed and delivered by each of the Revolving Borrower and its Subsidiaries and constitute valid and legally binding agreements of the Revolving Borrower or such Subsidiary, as the case may be, enforceable in accordance with their respective terms, except as limited by Debtor Laws.
          Section 7.8. Investment Company Act Not Applicable. Neither Revolving Borrower nor any Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          Section 7.9. Public Utility Holding Company Act Not Applicable. Neither Revolving Borrower nor any Subsidiary is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, or an affiliate of a “subsidiary company” of a “holding company”, or a “public utility”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.
          Section 7.10. Margin Stock. Neither the Revolving Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Debt which was originally incurred to purchase or carry any such Margin Stock; (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or X; or (d) to acquire any security of any Person who is subject to Sections 13 and 14 of the Exchange Act. After applying the proceeds of each Loan, not more than twenty-five percent (25%) of the value (as determined in accordance with Regulation U) of the applicable Borrower’s assets is represented by Margin Stock. Neither the Revolving Borrower nor any Subsidiary, nor any Person acting on behalf of the Revolving Borrower or any Subsidiary, has taken or will take any action which might cause any Loan Document to violate Regulation U or X or any other regulation of the Board of Governors of the Federal Reserve System.
          Section 7.11. ERISA; Canadian Benefit and Pension Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan.
          All obligations of the Revolving Borrower and each of its Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan have been performed in accordance with the terms thereof and any requirement of applicable Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plan Act (Quebec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect. No Canadian Pension Plan has any unfunded liabilities on an actuarial basis which would reasonably be expected to have a Material Adverse Effect.
          Section 7.12. Full Disclosure. All information heretofore or contemporaneously furnished by or on behalf of the Revolving Borrower or any Subsidiary in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is (including, without limitation, the Information Memorandum) and all other such information hereafter furnished by or on behalf of the Revolving Borrower or any Subsidiary in writing to the Administrative Agent or any Lender will be (a) true and accurate in all material respects on the date as of which such information is dated or certified and (b) when taken as a whole with all such written information provided to the Administrative Agent or any Lender, not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact known to the Revolving Borrower or any Subsidiary that is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other written documents, information or certificates furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby.

          Section 7.13. Permits and Licenses. All material permits, licenses and other Governmental Approvals necessary for the Borrowers and the Restricted Subsidiaries to carry on their respective businesses have been obtained and are in full force and effect and neither any Borrower nor any Subsidiary is in material breach of the foregoing. Each of the Borrowers and the Restricted Subsidiaries own, or possess adequate licenses or other valid rights to use, all trademarks, trade names, service marks, copyrights, patents and applications therefor which are material to the conduct of its business, operations or financial condition.
          Section 7.14. Capital Structure. As of the Closing Date, the Revolving Borrower owns the percentage of all classes of Capital Stock of each Subsidiary and the ownership of each Subsidiary as of the date hereof is as set forth on Schedule 7.14. Except for the Subsidiaries described on Schedule 7.14 or as otherwise notified to the Administrative Agent in writing pursuant to Section 9.1(j), the Revolving Borrower has no other Subsidiaries. As of the Closing Date, the Revolving Borrower has no partnership or joint venture interests in any other Person except as set forth in Schedule 7.14. All of the issued and outstanding shares of Capital Stock of the Revolving Borrower and each of its Subsidiaries are fully paid and nonassessable and, except as created by the Pledge Agreements, are free and clear of any Lien. As of the Closing Date, (i) each Material Restricted Subsidiary is set forth on Schedule 7.14 and (ii) each Revolving Guarantor and each Non-Guaranteeing Restricted Subsidiary is identified on Schedule 7.14.
          Section 7.15. Insurance. The Revolving Borrower and its Restricted Subsidiaries maintain insurance of such types as is usually carried by corporations of established reputation engaged in the same or similar business and which are similarly situated (“Similar Businesses”) with financially sound and reputable insurance companies and associations (or as to workers’ compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on), and in such amounts as such insurance is usually carried by Similar Businesses; provided that nothing in this Section 7.15 shall preclude the Revolving Borrower or any Subsidiary from being self-insured (to the extent customary with Similar Businesses). Schedule 7.15 sets forth a description of all insurance maintained by or on behalf of the Revolving Borrower and its Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance which are then due and payable have been paid except for such premiums as are subject to good faith dispute and the coverage of which remains in force, except as to trivial and insignificant coverage scope.
          Section 7.16. Compliance with Laws. The business and operations of the Borrowers and each Restricted Subsidiary as conducted at all times have been and are in compliance in all respects with all applicable Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
          Section 7.17. No Consent. Except to the extent the same has already been obtained, no authorization or approval or other action by, and no notice to or filing with, any Person or any Governmental Authority is required to be made or obtained by, or on behalf of, the Revolving Borrower or any Restricted Subsidiary for the due execution, delivery and performance by the Revolving Borrower or any Restricted Subsidiary of this Agreement or any other Loan Document to which it is a party, the borrowings hereunder or issuance of Letters of

Credit, in each case as contemplated herein, or the effectuation of the transactions contemplated under any Loan Document to which it is a party.
          Section 7.18. OFAC. None of the Revolving Borrower, any Subsidiary or any Affiliate of the Revolving Borrower is (a) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (b)(i) an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person, and the proceeds from the credit extensions made pursuant to this Agreement will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country or Person.
ARTICLE VIII.
CONDITIONS
          Section 8.1. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 13.17):
          (a) Approvals. The Borrowers shall have obtained all governmental and third party approvals necessary or, in the reasonable judgment of the Administrative Agent, advisable to be obtained by the Borrowers in connection with the Borrowers’ performance of the Transactions performed or to be performed by them and the continuing operations of the Revolving Borrower and its Subsidiaries, taken as a whole.
          (b) Compliance with Law. The business and operations of the Revolving Borrower and each of the Restricted Subsidiaries as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the Closing Date shall have been and shall be in compliance (other than any failure to be in compliance that could not reasonably be expected to result in a Material Adverse Effect) with all applicable Laws. No Law shall prohibit the transactions contemplated by the Loan Documents. No order, judgment or decree of any Governmental Authority, and no action, suit, investigation or proceeding pending or, to the knowledge of the Revolving Borrower, threatened in any court or before any arbitrator or Governmental Authority that purports to affect the Revolving Borrower or any Restricted Subsidiary, shall exist that could reasonably be expected to have a Material Adverse Effect.
          (c) Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate dated the Closing Date of a Responsible Officer of the Revolving Borrower certifying that, to the best of such Responsible Officer’s knowledge, (i) since January 29, 2005, there has not occurred a material adverse change in the business, property, operation or condition (financial or otherwise) of the Revolving Borrower and its Subsidiaries, taken as a whole, (ii) the Revolving Borrower and the Restricted Subsidiaries are, in all material respects, in compliance with all existing financial obligations, (iii) no Default or Event of Default has occurred and is continuing, and (iv) the representations and warranties of the Revolving Borrower and each Restricted Subsidiary contained in the Loan Documents (other than those representations and warranties limited by their terms to a specific date, in which case they shall be true and correct as of such date) are true and correct on and as of the Closing Date.
          (d) Insurance. On the Closing Date, the Administrative Agent shall have received all such information as the Administrative Agent shall reasonably request concerning the insurance maintained by the Revolving Borrower and each of its Subsidiaries.
          (e) Payment of Fees and Expenses. The Administrative Agent shall have received payment of (i) all fees described in Article V that are due and payable on or prior to the Closing Date and (ii) to the extent invoiced, all other fees and expenses required to be paid by the Borrowers hereunder, including the reasonable fees and expenses of counsel for the Administrative Agent in connection with the negotiation and closing of the transactions contemplated herein.
          (f) Required Documents and Certificates. The Administrative Agent shall have received the following, in each case in form, scope and substance satisfactory to the Administrative Agent:
     (i) this Agreement, executed and delivered on behalf of each party hereto;
     (ii) the Revolving Guaranty Agreement, executed and delivered on behalf of each Revolving Guarantor existing as of the Closing Date;
     (iii) the Term Guaranty Agreement, executed and delivered on behalf of the Term Guarantor;
     (iv) (x) the Pledge Agreement, executed and delivered on behalf of each party thereto, (y) any certificates representing the shares of stock or other equity interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (z) any instruments evidencing Debt pledged pursuant to the Pledge Agreement, endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;
     (v) a duly executed promissory note for the account of each Lender that requested a promissory note prior to the Closing Date pursuant to Section 4.1(e).
     (vi) a certificate of each Loan Party, dated as of the Closing Date and executed by its Secretary or Assistant Secretary, certifying, inter alia, (A) Articles of Incorporation and Bylaws (or equivalent corporate documents), as amended and in effect, of such Loan Party; (B) resolutions duly adopted by the Board of Directors, members or other body of such Loan Party authorizing the transactions contemplated by the Loan Documents to which it is a party and (C) the incumbency and specimen signatures of the officers of such Loan Party executing documents on its behalf;

     (vii) a certificate from the appropriate public official of each jurisdiction in which each Loan Party is organized as to the continued existence and good standing of such Loan Party;
     (viii) a certificate from the appropriate public official of each jurisdiction in which each Loan Party is authorized and qualified to do business as to the due qualification and good standing of such Loan Party, where failure to be so qualified or certified is reasonably likely to have a Material Adverse Effect;
     (ix) legal opinions in form, substance and scope satisfactory to the Administrative Agent from counsel for, and issued upon the express instructions of, the Borrowers;
     (x) results of recent lien searches in the States of Delaware, Texas and California and the Province of New Brunswick, Canada, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 10.1 or liens that are discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent;
     (xi) the financial statements referred to in Section 7.2 (it being understood that the financial statements referred to in clause (a) of Section 7.2 shall be deemed to have been received by the Administrative Agent in form, scope and substance satisfactory to it as a result of the availability of the Revolving Borrower’s filed Annual Reports on Form 10-K for the Fiscal Years 2003 and 2004 on the website of the Securities and Exchange Commission); and
     (xii) any other documents reasonably requested by the Administrative Agent prior to the Closing Date.
          In addition, as of the Closing Date, all legal matters incident to the transactions herein contemplated shall be satisfactory to the Administrative Agent and the Lenders.
          The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 13.17) at or prior to 3:00 p.m., Houston time, on December 31, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          Section 8.2. Effect of Amendment and Restatement. On the Closing Date, (a) the Existing Credit Agreement shall be automatically amended and restated in its entirety to read as set forth in this Agreement and (b) the Commitment of each Lender party to this Agreement shall be as set forth on Schedules 1.1(a) and 1.1(b). On and after the Closing Date, the rights and obligations of the parties hereto shall be governed by this Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Closing Date shall continue to be governed by the provisions of the Existing Credit Agreement.

          Section 8.3. Conditions to each Loan and Letter of Credit. The obligation of the Lenders to make any Loan and of the Issuing Bank to issue, renew or extend any Letter of Credit (or amend any Letter of Credit to increase the Stated Amount thereof), is subject to the following conditions:
          (a) Representations True and No Defaults. (i) The representations and warranties of each Borrower and each Subsidiary contained in the Loan Documents (other than those representations and warranties limited by their terms to a specific date, in which case they shall be true and correct as of such date) shall be true and correct on and as of the particular Borrowing Date or on the date of issuance, renewal, extension or amendment of any Letter of Credit, as the case may be, as though made on and as of such date; and (ii) no Event of Default or Default shall have occurred and be continuing or result therefrom.
          (b) Borrowing Documents. On each Borrowing Date, the Applicable Agent shall have received a Notice of Borrowing in respect of the Loans to be made on such Borrowing Date, delivered in accordance with Section 2.3.
          (c) Conversion/Continuation Documents. On each Conversion/Continuation Date, the Applicable Agent shall have received a Notice of Rate Change/Continuation, delivered in accordance with Section 3.1.
          (d) Letter of Credit Documents. On the date of the issuance, renewal or extension of any Letter of Credit (or any amendment which increases the Stated Amount thereof), the Administrative Agent shall have received a Letter of Credit Request, delivered in accordance with Section 2.6.
ARTICLE IX.
AFFIRMATIVE COVENANTS.
          The Revolving Borrower covenants and agrees that, so long as any Loan shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Revolving Borrower will:
          Section 9.1. Reporting and Notice Requirements. Furnish to the Administrative Agent (with a copy for each Lender) for delivery to the Lenders:
          (a) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each Fiscal Quarter (excluding the fourth quarter), consolidated balance sheets of the Revolving Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings, shareholders’ equity and cash flow of the Revolving Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form corresponding consolidated figures for the corresponding period in the immediately preceding Fiscal Year, all in reasonable detail and certified by a Responsible Officer as presenting fairly the consolidated financial position of the Revolving Borrower and its Subsidiaries as of the date indicated and the results of their operations for the period indicated in conformity with GAAP, consistently applied, subject to changes resulting from year-end audit adjustments.
          (b) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each Fiscal Year, audited consolidated statements of earnings, shareholders’ equity and cash flow of the Revolving Borrower and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Revolving Borrower and its Subsidiaries as of the end of such Fiscal Year, setting forth in each case in comparative form corresponding consolidated figures for the immediately preceding Fiscal Year, all in reasonable detail and satisfactory in form, substance, and scope to the Administrative Agent, together with the unqualified opinion of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Revolving Borrower stating that such financial statements fairly present the consolidated financial position of the Revolving Borrower and its Subsidiaries as of the date indicated and the consolidated results of their operations and cash flow for the period indicated in conformity with GAAP, consistently applied (except for such inconsistencies which may be disclosed in such report), and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
          (c) Consolidated Statements. In the event that the Revolving Borrower or any of its Restricted Subsidiaries have made an Investment in an Unrestricted Subsidiary and such Investment continues to be outstanding, consolidated financial statements (balance sheets, statements of earnings, shareholders’ equity and cash flow) of the Revolving Borrower and Restricted Subsidiaries. The consolidated financial statements referred to in this Section 9.1(c) will be provided within 60 days after the end of each Fiscal Quarter (excluding the fourth Fiscal Quarter) and within 105 days after the end of each Fiscal Year, as appropriate, but will not be subject to audit and will not include customary footnotes.
          (d) Compliance Certificate. Together with or promptly following the delivery of any information required by subsections (a) and (b) of this Section 9.1, a certificate in the form of Exhibit I signed by a Responsible Officer, (i) stating that there exists no Event of Default or Default, or if any Event of Default or Default exists, specifying the nature thereof, the period of existence thereof, and what action the Revolving Borrower proposes to take with respect thereto; (ii) setting forth such schedules, computations and other information as may be required to demonstrate that the Revolving Borrower is in compliance with the covenants set forth in Sections 10.2, 10.3 and 10.10; and (iii) setting forth any change since the Closing Date, or the last date such a certificate was delivered, in the list of Material Restricted Subsidiaries.
          (e) Notice of Default. Promptly after any Responsible Officer or the Corporate Controller of the Revolving Borrower knows or has reason to know that any Default or Event of Default has occurred, a written statement of a Responsible Officer setting forth the details of the event requiring such notice and the action which the Revolving Borrower has taken or proposes to take with respect thereto.
          (f) Notice of Litigation. Promptly after any Responsible Officer or the Corporate Controller of the Borrower or of any Subsidiary obtains knowledge of the commencement thereof, notice of any litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature that could reasonably be expected to have a Material Adverse Effect and which notice does not require a waiver of the attorney-client privilege in respect of such litigation, proceeding or investigation, and upon request by the Administrative Agent or any Lender, details regarding such litigation, proceeding or investigation which are satisfactory to the Administrative Agent or such Lender.
          (g) Securities Filings. Promptly after the sending or filing thereof, and in any event within fifteen (15) days after the sending or filing thereof, copies of all reports which the Revolving Borrower sends to any of its security holders, and copies of all reports (including each regular and periodic report (excluding registration statements on Form S-8)) and each registration statement or prospectus, which the Revolving Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange.
          (h) ERISA Notices, Information and Compliance. The Revolving Borrower will deliver to the Administrative Agent prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Revolving Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000, accompanied by a certificate of a Financial Officer setting forth the details as to such occurrence and the action, if any, which the Revolving Borrower is required or proposes to take with respect thereto.
          (i) Notice of Canadian Benefit and Pension Plans. The Revolving Borrower will, and will cause each of its Subsidiaries to, deliver to the Administrative Agent, as soon as possible and in any event within ten (10) days after it knows of the occurrence of any of the following, a certificate of the chief financial officer of the Revolving Borrower or such Subsidiary, as applicable, setting forth the details of such occurrence and the action, if any, the Revolving Borrower or such Subsidiary, as applicable, is required or proposes to take:
     (i) the establishment or adoption of any Canadian Pension Plan or Canadian Benefit Plan by the Revolving Borrower or any of its Subsidiaries on or after the Closing Date;
     (ii) the failure to pay when due all amounts that are required to be paid under the terms of any Canadian Pension Plan; or
     (iii) the institution of any proceeding or notice of any proposal to make an order in respect of any Canadian Pension Plan by any Governmental Authority.
     (j) Notice of New Subsidiaries. Within 45 days after the end of each Fiscal Quarter, a certificate of a Responsible Officer notifying the Administrative Agent of the formation or acquisition of any Restricted Subsidiaries during such Fiscal Quarter.
     (k) Notice of Material Adverse Effect. Promptly after any Responsible Officer or the Corporate Controller of the Revolving Borrower knows or has reason to know of the occurrence of any action or event which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, a written statement of a Responsible Officer setting forth the details of such action or event and the action which the Revolving Borrower has taken or proposes to take with respect thereto.
          (l) Applicable Margin Certificate. Together with or promptly following the delivery of the financial statements required by subsections (a) and (b) of this Section 9.1, a certificate in the form of Exhibit J (an “Applicable Margin Certificate”) signed by a Responsible Officer, (i) setting forth (x) the Leverage Ratio as of the last day of the Fiscal Quarter or Fiscal Year, as applicable, covered by such financial statements and (y) the resultant Applicable Margin and (ii) setting forth such computations and other financial information as may be required to determine such Leverage Ratio.
          (m) Other Information. Such other information respecting the condition or operations, financial or otherwise, of the Revolving Borrower or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.
Information required to be delivered pursuant to paragraphs (a), (b), (c) or (g) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or the website of the Revolving Borrower at http://www.menswearhouse.com and a confirming notice of such availability shall have been delivered or caused to be delivered to the Administrative Agent; provided that such notice may be included in a certificate delivered pursuant to paragraph (d) of this Section. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
          Section 9.2. Corporate Existence. Except as otherwise permitted by Section 10.4, remain, and cause each Restricted Subsidiary to remain, (i) duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with the power to own its properties and to carry on its business; and (ii) duly qualified to do business and in good standing in every jurisdiction where such qualification is necessary and where failure to be so qualified would have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 10.4 or any merger, consolidation, amalgamation, liquidation or dissolution of any Subsidiary that is not otherwise prohibited by the terms of this Agreement; provided further that the Revolving Borrower shall not be required to preserve the legal existence of any Restricted Subsidiary (other than the Term Borrowers) if the Board of Directors of the Revolving Borrower shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Revolving Borrower and its Subsidiaries, taken as a whole, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect (without regard to clause (b) of the definition of the term “Material Adverse Effect,” to the extent that the documents referred to in such clause relate to such Subsidiary).
          Section 9.3. Books and Records. Maintain, and cause each Subsidiary to maintain, complete and accurate books of record and account in accordance with sound accounting practices in which true, full and correct entries will be made of all its dealings and business affairs.

          Section 9.4. Insurance. Maintain, and cause each Subsidiary to maintain, insurance of such types as Similar Businesses maintain, with financially sound and reputable insurance companies and associations (or as to workers’ compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on), including without limitation public liability insurance, casualty insurance against loss or damage to its Properties, assets and businesses now owned or hereafter acquired, and business interruption insurance, and in such amounts as such insurance is usually carried by Similar Businesses.
          Section 9.5. Right of Inspection. In each case subject to the last sentence of this Section 9.5, from time to time during regular business hours upon reasonable notice to the Revolving Borrower and at no cost to the Revolving Borrower (unless a Default or Event of Default shall have occurred and be continuing at such time) permit, and cause each Subsidiary to permit, any officer, or employee of, or agent designated by, any Agent or any Lender to visit and inspect any of the Properties of the Revolving Borrower or any Subsidiary, examine the Revolving Borrower’s or such Subsidiary’s corporate books or financial records, take copies and extracts therefrom and discuss the affairs, finances and accounts of the Revolving Borrower or such Subsidiary with the Revolving Borrower’s or such Subsidiary’s officers or certified public accountants (subject to the agreement of such accountants), all as often as any Agent or any Lender may reasonably request. At the request of the Administrative Agent, the Revolving Borrower will use its best efforts to assure that its certified public accountants agree to meet with the Lenders to discuss such matters related to the affairs, finances and accounts of the Revolving Borrower or any of its Subsidiaries as they may request; provided that a representative of the Revolving Borrower shall be present during any such discussions with such certified public accountants. Each of the foregoing inspections shall be made subject to compliance with applicable safety standards and the same conditions applicable to the Revolving Borrower or any Restricted Subsidiary in respect of property of the Revolving Borrower or any Restricted Subsidiary on the premises of Persons other than the Revolving Borrower or any Restricted Subsidiary, and all information, books and records furnished or requested to be furnished, or of which copies, photocopies or photographs are made or requested to be made, all information to be investigated or verified and all discussions conducted with any officer, employee or representative of the Revolving Borrower or any Subsidiary shall be subject to (i) any applicable attorney-client privilege exceptions which the Revolving Borrower or any Subsidiary determines is reasonably necessary and (ii) compliance with conditions to disclosures under non-disclosure agreements between any Borrower or any Restricted Subsidiary and Persons other than Borrower or any Restricted Subsidiary and the express undertaking of each Person acting at the direction of or on behalf of any Lender or any Agent to be bound by the confidentiality provisions contained in Section 13.19.
          Section 9.6. Maintenance of Property. At all times maintain, preserve, protect and keep, and cause each Restricted Subsidiary to at all times maintain, preserve, protect and keep, or cause to be maintained, preserved, protected and kept, its Property in good repair, working order and condition (ordinary wear and tear excepted) and, from time to time, will make, or cause to be made, all repairs, renewals, replacements, extensions, additions, betterments and improvements to its Property as are appropriate, so that (a) the Revolving Borrower and the Restricted Subsidiaries, taken as a whole, maintain their business as a Permitted Business and

(b) the business carried on in connection therewith may be conducted properly and efficiently in all material respects at all times.
          Section 9.7. Guarantees of Certain Restricted Subsidiaries; Pledge Agreements.
          (a) Immediately upon the designation or deemed designation of any Material Restricted Subsidiary pursuant to the definition thereof (and until designated an Unrestricted Subsidiary in accordance with the terms hereof), cause such Material Restricted Subsidiary to become a party to the Revolving Guaranty Agreement by executing and delivering to the Administrative Agent a supplement thereto (a form of which is set forth as Exhibit A to the Revolving Guaranty Agreement) (a “Revolving Guaranty Agreement Supplement”), whereupon such Material Restricted Subsidiary shall become a “Guarantor” as defined in the Revolving Guaranty Agreement, together with (i) written evidence reasonably satisfactory to the Administrative Agent and its counsel that such Material Restricted Subsidiary has taken all corporate and other action and obtained all consents necessary to duly approve and authorize its execution and delivery of a Revolving Guaranty Agreement Supplement and the performance of its obligations under the Revolving Guaranty Agreement, (ii) any other documents that it is required hereunder or under any other Loan Document to execute and (iii) if requested by the Administrative Agent, an opinion of counsel to such Material Restricted Subsidiary in form, scope and substance reasonably acceptable to the Administrative Agent; provided that any Material Restricted Subsidiary organized under the laws of any jurisdiction other than a jurisdiction located in the United States of America (unless treated as a U.S. taxpayer under Section 7701 of the Code and the regulations issued thereunder, or any successor provisions) shall not be required to execute and deliver a Revolving Guaranty Agreement Supplement (any such Material Restricted Subsidiary herein referred to as a “Non-Guaranteeing Restricted Subsidiary”).
          (b) Immediately upon the designation or deemed designation of any Material Restricted Subsidiary pursuant to the definition thereof (and until designated an Unrestricted Subsidiary in accordance with the terms hereof), each Restricted Subsidiary which owns any Capital Stock in or Debt of such Material Restricted Subsidiary shall, to the extent not already a party thereto, become a party to the Pledge Agreement by executing and delivering to the Administrative Agent a supplement thereto (a form of which is set forth as Annex 1 to the Pledge Agreement) (a “Pledge Agreement Supplement”), whereupon such Restricted Subsidiary shall become a “Pledgor” as defined in the Pledge Agreement. Pursuant to such Pledge Agreement Supplement, such Capital Stock and Debt shall be pledged as a lien to secure the Obligations, which shall constitute a first priority lien (except that, if such Material Restricted Subsidiary is formed in a jurisdiction outside the United States, such Capital Stock of such Material Restricted Subsidiary to be pledged may be limited to 65% of the outstanding shares of Capital Stock of such Material Restricted Subsidiary). Together with the foregoing, each such Restricted Subsidiary shall deliver to the Administrative Agent (i) written evidence reasonably satisfactory to the Administrative Agent and its counsel that such Restricted Subsidiary has taken all corporate and other action and obtained all consents necessary to duly approve and authorize its execution and delivery of a Pledge Agreement Supplement and the performance of its obligations under the Pledge Agreement, (ii) any other documents which it is required hereunder or under any other Loan Document to execute and (iii) if requested by the Administrative Agent, an opinion of counsel to such Restricted Subsidiary in form, scope and substance reasonably acceptable to the Administrative Agent.
          (c) It is agreed and understood that the agreement of the Revolving Borrower under this Section 9.7 to cause any such Material Restricted Subsidiary to become a party to the Revolving Guaranty Agreement and to cause the Capital Stock and Debt of such Material Restricted Subsidiary to be pledged as security for the Obligations is a condition precedent to the making of the Loans and the issuance of Letters of Credit pursuant to this Agreement, and that the entry into this Agreement by the Lenders constitutes good and adequate consideration therefor.
          Section 9.8. Accounting Principles. If any changes in accounting principles from those used in the preparation of the financial statements referenced in Section 9.1 are adopted by the Revolving Borrower and such changes result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 9.1, Section 10.10 or any other provision of this Agreement, the Revolving Borrower shall deliver to the Administrative Agent a reconciliation prepared by a Responsible Officer showing the effect of such changes hereunder; provided that the Revolving Borrower and the Lenders agree to amend any such affected terms and provisions so as to reflect such changes with the result that the criteria for evaluating the Revolving Borrower’s or any Subsidiary’s financial condition shall be the same after such changes as if such changes had not been made.
          Section 9.9. Patents, Trademarks and Licenses. Maintain, and cause each Restricted Subsidiary to maintain, all assets, licenses, patents, copyrights, trademarks, service marks, trade names, permits and other Governmental Approvals necessary to conduct its business, except where the failure to so maintain is not reasonably likely to have a Material Adverse Effect.
          Section 9.10. Taxes; Obligations. Pay, and cause each Subsidiary to pay, before the same shall become delinquent or in default, its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Revolving Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto (including any potential penalties and interest) in accordance with GAAP.
ARTICLE X.
NEGATIVE COVENANTS.
          So long as any Loan shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder:
          Section 10.1. Liens. The Revolving Borrower shall not, and shall not permit any Restricted Subsidiary to, create, assume or permit to exist any Lien (including the charge upon assets purchased under a conditional sales agreement, purchase money mortgage, security agreement or title retention agreement, other than a customary reservation or retention of title under a supply agreement entered into in the ordinary course of business) upon any of its

Properties, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, other than:
          (a) Permitted Liens;
          (b) Liens existing on the Closing Date and described on Schedule 10.1 attached hereto and made a part hereof and Liens extending the duration of any such existing Lien; provided that the principal amount secured by such Lien is not increased and the extended Lien does not cover any Property of the Revolving Borrower or any Restricted Subsidiary which is not covered by the provisions of the instruments, as in effect on the Closing Date, providing for the existing Lien extended thereby;
          (c) Liens on the related leased assets securing only the Debt permitted by clause (i) of Section 10.2(c) which is Permitted Lien Debt, provided that such Lien shall not apply to any other property or asset of the Revolving Borrower or any Restricted Subsidiary;
          (d) Liens created by the Pledge Agreement;
          (e) any Lien existing on any Property prior to the acquisition thereof by the Revolving Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary (provided that (i) such Lien secures only Debt permitted by clause (iii) of Section 10.2(c) which is Permitted Lien Debt, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property or asset of the Revolving Borrower or any Restricted Subsidiary, (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and (v) no Default or Event of Default exists or would result therefrom) and Liens extending the duration of any such existing Lien; provided that the principal amount secured by such Lien is not increased and the extended Lien does not cover any Property of the Revolving Borrower or any Restricted Subsidiary which is not covered by the provisions of the instruments, as in effect on the date of acquisition of such Property or the date on which the owner of such Property becomes a Restricted Subsidiary, providing for the existing Lien extended thereby;
          (f) Liens on fixed or capital assets acquired, constructed, developed or improved by the Revolving Borrower or any Restricted Subsidiary (provided that (i) such Liens secure only Debt permitted by clause (ii) of Section 10.2(c) which is Permitted Lien Debt, (ii) such Liens and the Debt secured thereby are incurred prior to or within 180 days after such acquisition or the commercial operations following completion of such construction, development or improvement, whichever occurs latest, (iii) the Debt secured thereby does not exceed the cost of acquiring, constructing, developing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other Property or asset of the Revolving Borrower or any Restricted Subsidiary) and Liens extending the duration of any such existing Lien; provided that the principal amount secured by such Lien is not increased and the extended Lien does not cover any Property of the Revolving Borrower or any Restricted Subsidiary which is not covered by the provisions of the instruments, as in effect on the date of acquisition or the commercial operations following completion of such construction, development or improvement, whichever occurs latest, providing for the existing Lien extended thereby;
          (g) Liens on the Houston Distribution Center; provided that such Liens secure only Debt permitted by Section 10.2(d); and
          (h) Liens securing Debt permitted by Section 10.2(e).
          Section 10.2. Debt. The Revolving Borrower will not create, incur, assume or suffer to exist, and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Debt, except as set forth below:
          (a) Debt of the Borrowers and the Guarantors to the Lenders, the Agents and the Issuing Bank evidenced by or arising under any Loan Document;
          (b) unsecured Debt of the Revolving Borrower or any Restricted Subsidiary other than Hedging Obligations;
          (c) (i) Capitalized Lease Obligations of the Revolving Borrower or any Restricted Subsidiary, (ii) Debt of the Revolving Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets (excluding Capital Lease Obligations and Debt of the type permitted by clause (iii) of this Section 10.2(c)) or incurred to extend, refinance, renew, replace, defease or refund any such assumed Debt, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof, and (iii) Debt assumed in connection with an acquisition of a Person or Property, or both, by any means, which is not prohibited by Section 10.9 or incurred to extend, refinance, renew, replace, defease or refund any such assumed Debt, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof (provided that such Debt existed prior to such acquisition and is not created in contemplation of or in connection with such acquisition);
          (d) Debt of the Revolving Borrower or any Restricted Subsidiary secured by Liens on the Houston Distribution Center; provided that the aggregate principal amount of Debt permitted by this clause (d) shall not exceed $45,000,000 at any time outstanding;
          (e) secured Debt not otherwise permitted under this Section 10.2 of the Revolving Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of Debt permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding; and
          (f) Hedging Obligations of the Revolving Borrower and any Restricted Subsidiary that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Debt that is permitted by this Agreement to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Debt or any receivable or liability to which such Hedging Obligation relates; provided further that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Revolving Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities;
provided that, prior to and immediately after incurring any such Debt, no Default or Event of Default shall have occurred and be continuing or would exist.
          For purposes of this Section 10.2, any Debt (1) which is extended, renewed or replaced shall be deemed to have been incurred when extended, renewed or replaced, (2) of a Person (other than the Revolving Borrower or a Restricted Subsidiary) when it becomes, or is merged into, or is consolidated with, a Restricted Subsidiary or the Revolving Borrower shall be deemed to have been incurred at such time, and (3) which is Debt of the Revolving Borrower or a Restricted Subsidiary consisting of a reimbursement obligation in respect of a letter of credit or similar instrument shall be deemed to be incurred when such letter of credit or similar instrument is issued.
          Section 10.3. Restricted Payments. The Revolving Borrower will not directly or indirectly, and will not permit any Restricted Subsidiary to directly or indirectly, declare or make any dividend payment or other distribution of Properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of or any partnership or other interest in the Revolving Borrower or any Restricted Subsidiary, or purchase, redeem, retire or otherwise acquire for value (or permit any Restricted Subsidiary to do so) any shares of any class of Capital Stock of the Revolving Borrower or any Subsidiary or any warrants, rights or options to acquire any such Capital Stock, partnership interests or other interests, now or hereafter issued, outstanding or created (all of the foregoing being herein collectively referred to as “Restricted Payments”); provided that the Revolving Borrower and any Restricted Subsidiary may make any Restricted Payment so long as immediately prior to and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing.
          Section 10.4. Mergers; Consolidations; Sale or Other Dispositions of All or Substantially All Assets. Neither the Revolving Borrower nor any Term Borrower will merge, amalgamate or consolidate with or into any other Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any other Person; provided that any Borrower may merge, amalgamate or consolidate with or into any Person if such Borrower shall be the surviving entity and, prior to and after giving effect thereto, no Default or Event of Default has occurred or would exist; provided further, upon compliance with the foregoing, the non-surviving entity may be dissolved or liquidated, as applicable.
          Section 10.5. Investments, Loans and Advances. The Revolving Borrower will not, and will not permit any Restricted Subsidiary to, (a) (i) make or permit to remain outstanding any Investment in, (ii) endorse, or otherwise be or become contingently liable, directly or indirectly, for the payment of money or the obligations, stock or dividends of, (iii) own, purchase or acquire any Capital Stock, obligations, evidences of indebtedness or securities of, or any other equity interest in (including any option, warrant or other right to acquire any of the foregoing), or (iv) make or permit to remain outstanding any capital contribution to, any Unrestricted Subsidiary, or (b) otherwise make, incur, create, assume or suffer to exist any Investment in any Unrestricted Subsidiary, excluding, in any event, the contingent liability of a general partner for the obligations of its partnership arising under law due to the nature of its general partnership interest (collectively, “Restricted Investments”), except that:
          (a) the Revolving Borrower and the Restricted Subsidiaries may make or permit to remain outstanding Restricted Investments to the extent within the restrictions of, and permitted by, Section 10.4; and
          (b) the Revolving Borrower and the Restricted Subsidiaries may make or permit to remain outstanding Restricted Investments in Unrestricted Subsidiaries; provided that all such Restricted Investments of the Revolving Borrower and the Restricted Subsidiaries made after the Closing Date shall not exceed $100,000,000 in the aggregate; provided further that, prior to and immediately after making any such Restricted Investment, no Default or Event of Default has occurred and is continuing or would exist.
          Section 10.6. Use of Proceeds. The Borrowers will not use, nor permit the use of, all or any portion of any Loan for any purpose except as described in Article VI.
          Section 10.7. Transactions with Affiliates. The Revolving Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction with any Affiliate or any shareholder, officer or director of the Revolving Borrower or of any Affiliate, including, without limitation, the purchase, sale or exchange of assets or the rendering of any service, except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Revolving Borrower or such Restricted Subsidiary, as the case may be, and upon fair and reasonable terms that are substantially as favorable to the Revolving Borrower or such Restricted Subsidiary, as the case may be, as those which might be obtained in an arm’s-length transaction at the time from wholly independent and unrelated sources; provided that the foregoing shall not apply to (i) (y) the payment by the Revolving Borrower or the Restricted Subsidiaries of premiums on life insurance policies naming George Zimmer as insured as provided for in that certain Split-Dollar Agreement, dated November 25, 1994 (as amended or supplemented and in effect), among the Revolving Borrower, George Zimmer and David Edwab, as Co-Trustee, a copy of which has been delivered to the Administrative Agent or filed as an exhibit to reports filed by the Revolving Borrower with the Securities and Exchange Commission, and (z) payment by the Revolving Borrower of premiums on similar life insurance policies naming David Edwab and Eric Lane as insureds or (ii) transactions among the Borrowers and Guarantors.
          Section 10.8. Nature of Business. The Revolving Borrower will not, and will not permit any Restricted Subsidiary to, make any material change in its Permitted Business, taken as a whole.
          Section 10.9. Acquisitions. The Revolving Borrower will not, and will not permit any Restricted Subsidiary to, acquire by purchase or merger or amalgamation (in one transaction or a series of transactions) (a) 90% or more of the Capital Stock of or other equity interests in any other Person or (b) the Properties of any Person that constitute all or substantially all of the assets of such Person or of any division or other business unit of such Person (the events described in clauses (a) and (b) of this Section 10.9 herein referred to as “Acquisitions”), except that the Revolving Borrower or any Restricted Subsidiary may make any such Acquisition if:
          (a) prior to and immediately after making such Acquisition, no Default or Event of Default has occurred and is continuing or would exist, and, if requested by the Administrative Agent, the Revolving Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth calculations evidencing pro forma compliance with Section 10.10;
          (b) in the case of the purchase of the Capital Stock of or other equity interests in any other Person, such Person shall be initially designated a Restricted Subsidiary upon consummation of such purchase;
          (c) to the extent applicable, the Revolving Borrower shall comply with Section 9.7 in relation thereto; and
          (d) the assets and/or business of such Person so acquired, as the case may be, shall be substantially related to the manufacturing, retailing, wholesaling, renting, processing, servicing, maintaining, merchandising, cleaning or distributing of clothing, apparel and accessories and related goods and services (each, a “Permitted Business”).
          Section 10.10. Certain Financial Tests.
          (a) Leverage Ratio. The Revolving Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter to exceed 4.00 to 1.00.
          (b) Fixed Charge Ratio. The Revolving Borrower shall not permit the ratio of (i) an amount equal to (A) the sum of EBITDA plus Contractual Rent Expense minus (B) Capital Expenditures (excluding Acquisitions) to (ii) Fixed Charges to be less than 1.30 to 1.00, determined in each case on the last day of each Fiscal Quarter for the period of four Fiscal Quarters ending on such day.
          (c) Consolidated Net Worth Attributable to Foreign Assets. The Revolving Borrower will not permit the percentage of Consolidated Net Worth attributable to operating assets (exclusive of Inventory in the process of, or held for, manufacture) located outside the United States, Canada and the United Kingdom to be greater than ten percent (10%) as of the last day of any Fiscal Quarter.
          Section 10.11. Regulations U and X. The Revolving Borrower will not take or permit, and will not permit any Subsidiary to take or permit, any action which would involve any Agent or any Lender in a violation of Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Exchange Act, in each case as now or hereafter in effect.
          Section 10.12. Status. The Revolving Borrower will not, and will not permit any Subsidiary to:

          (a) be or become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or
          (b) be or become a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          Section 10.13. Compliance with Laws. The Revolving Borrower will not fail to comply, nor permit any Restricted Subsidiary to fail to comply, with all Laws applicable to it or its Properties, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 10.14. Unrestricted Subsidiaries.
          (a) The Revolving Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise designate any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary unless the requirements set forth in the definition of Unrestricted Subsidiary or Restricted Subsidiary, as the case may be, are complied with with respect to such Subsidiary.
          (b) The Revolving Borrower will not, and will not permit any Restricted Subsidiary to, permit any Unrestricted Subsidiary to fail to comply at any time with the requirements set forth in the definition of “Unrestricted Subsidiary”.
          Section 10.15. Restrictive Agreements. Anything herein or any other Loan Document to the contrary notwithstanding, the Revolving Borrower will not, and will not permit any Subsidiary to, enter into, create or otherwise allow to exist any agreement or restriction (other than a Loan Document) that (a) prohibits or restricts the creation or assumption of any Lien upon any Property of the Revolving Borrower or any Restricted Subsidiary to secure the Obligations or any part thereof, (b) prohibits or restricts the Revolving Borrower or any Restricted Subsidiary from complying with Section 9.7, (c) requires any obligation of the Revolving Borrower or any Subsidiary to be secured by any Property of the Revolving Borrower or any Restricted Subsidiary if any obligation of the Revolving Borrower or such Subsidiary to the Lenders is secured in favor of another Person, including without limitation the Lenders, or (d) prohibits or restricts the ability of (i) any Restricted Subsidiary (A) to pay dividends or make other distributions or contributions or advances to the Revolving Borrower or any other Restricted Subsidiary, (B) to repay loans and other indebtedness owing by it to the Revolving Borrower or any other Restricted Subsidiary, or (C) to transfer any of its assets to the Revolving Borrower or any other Restricted Subsidiary, or (ii) the Revolving Borrower or any Restricted Subsidiary to make any payments required or permitted under the Loan Documents or otherwise prohibit or restrict compliance by the Revolving Borrower and its Subsidiaries thereunder; provided that the foregoing restrictions shall not apply to:
     (1) limitations or restrictions imposed by law,

     (2) limitations or restrictions existing under or by reason of any agreement for the sale or other disposition of all or substantially all of the equity interests in or all or substantially all of the assets of a Subsidiary, which agreement restricts distributions or dividends by such Subsidiary pending such sale or other disposition,
     (3) limitations or restrictions existing under or by reason of contracts and agreements outstanding on the date hereof,
     (4) limitations or restrictions existing under or by reason of any agreement or instrument governing capital stock or Debt of a Person acquired by the Revolving Borrower or any of its consolidated Subsidiaries as in effect at the time of such acquisition, which restriction or limitation (x) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired and (y) is not incurred in connection with, or in contemplation of, such acquisition (it being understood that any such limitation or restriction may be continued, but not made more restrictive, in any agreement refinancing or replacing the agreement containing such original limitation or restriction),
     (5) limitations or restrictions existing under or by reason of agreements governing Debt of any Non-Guaranteeing Restricted Subsidiary permitted by Section 10.2 (other than intercompany Debt), which limitations or restrictions are not applicable to any Person, or the properties or assets of any Person, other than any such Non-Guaranteeing Restricted Subsidiary and its subsidiaries,
     (6) limitations or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, so long as such limitations or restrictions are not applicable to any Person (or its property or assets) other than such joint venture or a subsidiary thereof, and
     (7) limitations or restrictions existing under or by reason of (x) a lease, license or similar contract which restricts in a customary manner the subletting, assignment encumbrance or transfer of any property or asset that is subject thereto or the assignment, encumbrance or transfer of any such lease, license or similar contract, (y) mortgages, deeds of trust, pledges or other security instruments creating Liens permitted under this Agreement to secure Debt permitted under this Agreement which restrict the transfer of the property subject to such mortgages, deeds of trust, pledges or other security instruments or (z) customary provisions restricting disposition of, or encumbrances on, real property interests set forth in any reciprocal easements.
          Section 10.16. Canadian Benefit and Pension Plans. The Revolving Borrower shall not, and shall cause each of its Subsidiaries not to (a) fail to perform any material obligations required to be performed in connection with each Canadian Pension Plan and Canadian Benefit Plan in accordance with the terms of such plan and any requirement of applicable Law, and (b) fail to use its best efforts to ensure that each Canadian Pension Plan is registered and retains its registered status (if required under any requirement of applicable Law) under, and is administered in a timely manner in all material respects in accordance with, the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and any other requirement of applicable Law.
ARTICLE XI.
EVENTS OF DEFAULT; REMEDIES
          Section 11.1. Events of Default. If any of the following events shall occur, then the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, (i) by notice to the Revolving Borrower, declare the Revolving Commitment of each Revolving Lender and the several obligations of each Revolving Lender to make Revolving Loans hereunder and participate in Letters of Credit (and of the Issuing Bank to issue Letters of Credit) to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Loans and all interest accrued and unpaid thereon, the LC Exposure and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon the Loans, all such interest and all such other amounts, shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by each Borrower, (iii) terminate any Letter of Credit providing for such termination by sending a notice of termination as provided therein and (iv) direct the Borrowers to take any action required by Section 11.3; provided that, with respect to any Event of Default described in clause (f) or (g) of Section 11.1, (A) the Revolving Commitment of each Revolving Lender and the several obligations of each Revolving Lender to make Revolving Loans hereunder and participate in Letters of Credit (and of the Issuing Bank to issue Letters of Credit) shall automatically be terminated and (B) the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, the LC Exposure and all such other amounts payable under this Agreement, shall automatically become immediately due and payable, without presentment, demand, protest or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by each Borrower:
          (a) Failure to Pay Principal or Reimbursement Obligations. The Revolving Borrower shall fail to pay any principal of any Revolving Loan or any reimbursement obligation in respect of any LC Disbursement or any Term Borrower shall fail to pay any principal of any Term Loan made to it, in each case when the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, in each case, pursuant to the terms of this Agreement; or
          (b) Failure to Pay Other Amounts. The Revolving Borrower shall fail to pay interest on any Revolving Loan or fees or other amounts owed by it and due under this Agreement or any other Loan Document, or any Term Borrower shall fail to pay interest on any Term Loan made to it or fees or other amounts owed by it and due under this Agreement or any other Loan Document, in each case when the same becomes due and payable and such failure shall remain unremedied for one (1) Business Day; or
          (c) Default under Other Debt. The Revolving Borrower or any Restricted Subsidiary shall fail to make any payment (regardless of amount) of principal of, or interest or premium on, any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other event constituting a default (however defined) shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument if, during the continuance thereof, the effect of such event or condition results in such Material Debt becoming due prior to its scheduled maturity or enables or permits the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or in the case of any Hedge Agreement that constitutes a Material Debt, results in such Hedge Agreement being terminated); or
           (d) Misrepresentation or Breach of Warranty. Any representation or warranty made by the Revolving Borrower or any Subsidiary herein or in any other Loan Document or in any certificate, document or instrument otherwise furnished to any Agent or any Lender in connection with this Agreement shall be incorrect, false or misleading in any material respect when made or when deemed made; or
           (e) Violation of Covenants.
     (i) The Revolving Borrower violates any covenant, agreement or condition contained in Section 9.1(e), 9.2, 9.7 or in Article X; or
     (ii) The Revolving Borrower or any Subsidiary violates any other covenant, agreement or condition contained herein or in any other Loan Document (other than the Guaranty Agreements and the Pledge Agreement) to which it is a party and such default shall continue unremedied for thirty (30) days after the earlier to occur of (A) a Responsible Officer obtaining actual knowledge of such default and (B) the Administrative Agent notifying the Revolving Borrower of such default; or
     (f) Bankruptcy and Other Matters.
     (i) The Revolving Borrower or any Material Restricted Subsidiary shall commence a voluntary case, petition, proposal, notice of intention to file a proposal or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Law now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to (or fail to contest) any such relief or the institution of any such proceeding or petition or the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing; or

     (ii) An involuntary case, petition, proposal, notice of intention to file a proposal or other proceeding shall be commenced against the Revolving Borrower or any Material Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Law or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case, petition, proposal, notice or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief under the U.S. Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) (or a similar order under other Debtor Law) shall be entered against the Revolving Borrower or any Material Restricted Subsidiary; or
          (g) Dissolution. Any order is entered in any proceeding against the Revolving Borrower or any Material Restricted Subsidiary decreeing the dissolution, liquidation, winding-up or split-up of the Revolving Borrower or any Material Restricted Subsidiary; or
          (h) Judgment. One or more judgments or orders for the payment of money which, individually or in the aggregate, shall be in excess of 5% of Consolidated Net Worth at any time, shall be rendered against the Revolving Borrower or any Material Restricted Subsidiary (or any combination thereof) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (i) Nullity of Loan Documents. Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or be declared to be null and void, or the validity or enforceability thereof shall be contested by the Revolving Borrower or any Affiliate thereof, or the Revolving Borrower or any Subsidiary shall deny that it has any or any further liability or obligations under any Loan Document to which it is a party, or the Pledge Agreement or any Pledge Agreement Supplement shall for any reason not grant the Administrative Agent a first priority Lien on the collateral purported to be subject thereto; or
          (j) Change of Control. (i) A Change of Control shall occur, (ii) the Revolving Borrower shall cease to directly or indirectly own 100% of the issued and outstanding shares of Moores Retail Group Inc., free and clear of any Lien (except in favor of the Administrative Agent) at any time that the Term Loans are outstanding and unpaid, or (c) Moores Retail Group Inc. shall cease to directly or indirectly own 100% of the issued and outstanding shares of any Term Borrower, free and clear of any Lien (except in favor of the Administrative Agent) at any time that the Term Loans are outstanding and unpaid;
          (k) ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Revolving Borrower and its Subsidiaries in an aggregate amount exceeding (i) $25,000,000 in any year or (ii) $50,000,000 for all periods; or
          (l) Guarantors; Pledge Agreement. (i) Any Guarantor violates any covenant, agreement or condition contained in any Guaranty Agreement or any default or event of default otherwise occurs thereunder or (ii) any Pledgor violates any covenant, agreement or condition contained in the Pledge Agreement or any default or event of default otherwise occurs thereunder.
          Section 11.2. Other Remedies. In addition to and cumulative of any rights or remedies expressly provided for in this Article XI, if any one or more Events of Default shall have occurred, the Administrative Agent shall at the request, and may with the consent, of the Majority Lenders proceed to protect and enforce the rights of the Lenders hereunder by any appropriate proceedings as the Administrative Agent may elect. The Administrative Agent shall at the request, and may with the consent, of the Majority Lenders also proceed either by the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents (other than Specified Hedge Agreements) or by enforcing the payment of the Loans or by enforcing any other legal or equitable right provided under this Agreement or the other Loan Documents (other than Specified Hedge Agreements) or otherwise existing under any Law in favor of the holders of the Loans. The Administrative Agent shall not, however, be under any obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all obligations under any Loan Document.
          Section 11.3. Collateral Account. The Revolving Borrower hereby agrees that (i) upon the payment in full of the Revolving Loans and the termination of the Revolving Commitments, or (ii) if any Event of Default shall occur and be continuing on the Business Day that the Revolving Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposures representing not less than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Revolving Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Revolving Borrower described in clause (f) or (g) of Section 11.1. The Revolving Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 4.2. Each such deposit shall be held by the Administrative Agent as collateral for the payment of the obligations of the Revolving Borrower under this Agreement. Until the occurrence of a Return Event (as defined below), the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for the purposes expressly provided in this Section 11.3, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the selection of the Revolving Borrower and at the option and sole discretion of the Administrative Agent and at the Revolving Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Revolving Borrower for the total LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposures representing not less than 51% of the total LC Exposure), be applied to satisfy the payment of other matured obligations of the Revolving Borrower under this Agreement. If the Revolving Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Revolving Borrower within three Business Days after all Events of Default have been cured or waived, free of any Lien or other interest in favor of the Administrative Agent, any Revolving Lender or the Issuing Bank (such return, a “Cure Return”). If the Revolving Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 4.2, such amount (to the extent not applied as aforesaid) shall be returned to the Revolving Borrower as and to the extent that, after giving effect to such return, the Revolving Borrower would remain in compliance with Section 4.2 and no Default shall have occurred and be continuing, free and clear of any Lien or other interest in favor of the Administrative Agent, any Revolving Lender or the Issuing Bank, (such return and a Cure Return, each, a “Return Event”).
          Section 11.4. Remedies Cumulative. No remedy, right or power conferred upon the Lenders is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at Law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.
ARTICLE XII.
THE AGENTS
          In order to expedite the transactions contemplated by this Agreement, JPMCB is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Bank, and JPMCB Toronto is hereby appointed to act as Canadian Agent on behalf of the Term Lenders. Each of the Lenders and the Issuing Bank hereby irrevocably authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Revolving Borrower or any Subsidiary or other Affiliate thereof as if it were not such Agent hereunder.
          The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.17) and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Revolving Borrower or any Subsidiary that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in

Section 13.17) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by any Borrower or any Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VIII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Such Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which shall be a bank with an office in New York, New York (in the case of the Administrative Agent) or Toronto, Canada (in the case of the Canadian Agent), or an Affiliate of any such bank. Upon acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 13.11 shall continue in effect for the benefit such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

          Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          The Arrangers and Joint Bookrunners, in such capacities, shall have no duties or responsibilities, and shall incur no obligations or liabilities, under this Agreement. Each Lender acknowledges that it has not relied, and will not rely, on any Arranger or Joint Bookrunner in deciding to enter into this Agreement.
          The Lender identified on the cover page of this Agreement as “Syndication Agent” shall have no duties or responsibilities under this Agreement other than those applicable to it as a Lender.
ARTICLE XIII.
MISCELLANEOUS
          Section 13.1. Waivers, Etc. No failure or delay on the part of any Lender or any Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between any Borrower and any Lender or any Agent shall operate as a waiver of any right of any Lender or any Agent. No modification or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.
          Section 13.2. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing (including telex, facsimile or cable communication) and shall be mailed, couriered, telecopied, telexed, cabled or delivered as follows:
(i)	if to any Borrower, to it at:

5803 Glenmont Houston, Texas 77081 Attn: Ms. Claudia A. Pruitt Facsimile No. 713-592-7075

with a copy to:

Fulbright & Jaworski L.L.P. 1301 McKinney, St., Suite 5100 Fulbright Tower Houston, Texas 77010 Attn: Mr. Michael W. Conlon Telecopy No. 713-651-5246;

(ii)	if to the Administrative Agent, the Issuing Bank or the Swingline Bank, to it at:

707 Travis (8-TX8-N078) Houston, Texas 77002 Attn: David Jones Telecopy No. 713-216-6710

with copies to:

707 Travis (8-TX8-N078) Houston, Texas 77002 Attn: Janice Carter Telecopy No. 713-216-4651

and

1111 Fannin (10-TX2-F046) Houston, Texas 77002 Attn: Leslie D. Opeyemi Telecopy No. 713-216-2228;

(iii)	if to the Canadian Agent, to it at:

200 Bay Street, Suite 2000 Toronto, Ontario, M5J 2S1 Attn: Indrani Lazarus Telecopy No. 416-981-9279; and
        (iv)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
All such notices and communications shall, when mailed, delivered by courier, telecopied, telexed, transmitted, or cabled, become effective when three (3) Business Days have elapsed after being deposited in the mail (with first class postage prepaid and addressed as aforesaid), or when confirmed by telex answerback, transmitted to the correct telecopier, or delivered to the courier or the cable company, except that notices and communications from any Borrower to any Agent shall not be effective until actually received by such Agent.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, III or IV unless otherwise agreed by the Applicable Agent and the applicable Lender. Any Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
          Section 13.3. GOVERNING LAW. EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA.
          Section 13.4. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein or made in writing by the Revolving Borrower and the Restricted Subsidiaries in connection herewith shall survive the execution and delivery of this Agreement and will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not; provided that the undertaking of the Lenders to make Loans and issue Letters of Credit to the Borrowers shall not inure to the benefit of any successor or assign of any Borrower. No investigation at any time made by or on behalf of the Lenders shall diminish the Lenders’ right to rely on such representations, warranties and covenants.
          Section 13.5. Counterparts. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to any Loan Document by facsimile or internet transmission shall be as effective as delivery of an original, manually executed counterpart thereof.
          Section 13.6. Severability. Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein. Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.
          Section 13.7. Descriptive Headings. The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

          Section 13.8. Right of Set-off, Adjustments.
          (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of the Revolving Borrower or any Restricted Subsidiary against any and all of the Obligations of the Loan Parties which are then due and payable, irrespective of whether such Lender shall have made any demand under this Agreement. Each Lender agrees promptly to notify the Revolving Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 13.8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
          (b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Revolving Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          Section 13.9. Assignments and Participations.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Revolving Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Revolving Lender (and any attempted assignment or transfer by the Revolving Borrower without such consent shall be null and void), (ii) no Term Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Term Lender (and any attempted assignment or transfer by any Term Borrower without such consent shall be null and void) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (in the case of a Revolving Lender) and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) (I) in the case of an assignment by a Revolving Lender, the Revolving Borrower and (II) in the case of an assignment by a Term Lender, the Term Borrowers; provided that no consent of any Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (I) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (II) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of a Revolving Commitment or Revolving Loans, or C$5,000,000 in the case of Term Loans, and the amount of the Commitment or Loans of the assigning Lender after giving effect to such assignment shall not be less than $10,000,000 in the case of a Revolving Commitment or Revolving Loans, or C$5,000,000 in the case of Term Loans, in each case unless each of the applicable Borrower and the Administrative Agent otherwise consents, provided that no such consent of any Borrower shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Loans or the Commitments related thereto;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For the purposes of this Section 13.9(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.4, 4.7 and 13.11). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.9 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(b), 2.5(c), 2.6(c) or 4.5, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrowers, the Agents, the Issuing Bank or the Swingline Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.17 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.2, 3.4 and 4.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8 as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(b) as though it were a Lender. Each Lender which sells any participation to any Participant shall give prompt notice thereof to the Administrative Agent and the applicable Borrower; provided that no liability shall arise if any such Lender fails to give such notice to such Borrower.
         (ii) A Participant shall not be entitled to receive any greater payment under Section 3.2, 3.4 or 4.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Revolving Lender if it were a Lender shall not be entitled to the benefits of Section 4.7 unless the Revolving Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Revolving Borrower, to comply with Section 4.7(d) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and the preceding subsections of this Section shall not apply to any such pledge or assignment of a security interest; provided that (i) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, (ii) all related costs, fees and expenses in connection with any such pledge or assignment shall be for the sole account of such Lender and (iii) the reassignment back to it, free of any interests of such assignee, shall be for the sole account of such Lender.
          Section 13.10. Interest. All agreements between any Borrower, any Agent or any Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on any Loan or otherwise, shall the amount contracted for, charged, reserved or received by any Agent or any Lender for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the maximum amount of interest permitted to be contracted for, charged or received under applicable law from time to time in effect or the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment by any Borrower or any Restricted Subsidiary of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in any Agent or any Lender having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by such Agent or such Lender, then, ipso facto, the obligation to be fulfilled by such Borrower or such Restricted Subsidiary shall be reduced to the limit of such validity, and if, from any such circumstance, any Agent or any Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the maximum amount of interest permitted to be contracted for, charged or received under applicable law from time to time in effect or the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to the applicable Borrower, or, to the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the Loans and the amounts owing on other obligations of such Borrower to any Agent or any Lender under any Loan Document, applied to the reduction of the principal amount owing on account of the Loans or the amounts owing on other obligations of such Borrower to any Agent or any Lender under any Loan Document and not to the payment of interest. All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance, or detention of the indebtedness of the Borrowers to any Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this

Section 13.10 shall control and supersede every other provision hereof and of all other agreements between the Borrowers and the Lenders.
          Section 13.11. Expenses; Indemnification.
          (a) Each Borrower agrees to pay within 15 days after demand (i) all reasonable costs and expenses of the Agents and their Affiliates in connection with the initial syndication, preparation, execution, delivery, modification, amendment and administration of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agents (including the cost of internal counsel) with respect thereto and with respect to advising the Agents as to their rights and responsibilities under the Loan Documents and (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. Each Borrower further agrees to pay on demand all reasonable costs and expenses of the Agents, the Issuing Bank or any Lender, if any (including, without limitation, reasonable attorneys’ fees and expenses and the cost of internal counsel), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings, or otherwise) in connection with the Loan Documents and the other documents to be delivered hereunder, including all such costs and expenses incurred during a workout, restructuring or negotiation with respect to the Loans or Letters of Credit.
          (b) Each Borrower agrees to indemnify and hold harmless each Agent, the Issuing Bank and each Lender and each of their respective affiliates and respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents or the Transactions; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that any such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; PROVIDED FURTHER THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED FOR CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES ARISING FROM THEIR OWN NEGLIGENCE. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.11 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or to the transactions contemplated hereby are consummated. EACH BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST ANY INDEMNIFIED PARTY ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS

CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS OR THE LETTERS OF CREDIT.
          (c) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers and the Lenders contained in this Section 13.11 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.
          Section 13.12. Payments Set Aside. To the extent any payments on the Obligations or proceeds of any collateral or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Law or equitable cause, then, to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and the Agents’ and the Lenders’ rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect, as if such payment had not been made or such enforcement or setoff had not occurred. In such event, each Loan Document shall be automatically reinstated and the Borrowers shall take such action as may be reasonably requested by the Agents and the Lenders to effect such reinstatement.
          Section 13.13. Loan Agreement Controls. If there are any conflicts or inconsistencies among this Agreement and any of the other Loan Documents, the provisions of this Agreement shall prevail and control.
          Section 13.14. Obligations Several. The obligations of each Lender under each Loan Document to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Loan Document to which it is a party. Nothing contained in any Loan Document to which it is a party, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.
          Section 13.15. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS IRREVOCABLY AND UNCONDITIONALLY:
          (a) SUBMITS, FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATES OF TEXAS AND NEW YORK AND THE PROVINCE OF ONTARIO, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND APPELLATE COURTS FROM ANY THEREOF;
          (b) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH

COURT OR THAT SUCH PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND
          (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING OF A COPY THEREOF (BY REGISTERED OR CERTIFIED MAIL OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL POSTAGE PREPAID) TO THE ADDRESS SET FORTH IN SECTION 13.2 OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED IN WRITING PURSUANT TO SECTION 13.2.
NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL IN ANY WAY AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER OR ANY BORROWER TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THE LOANS OR THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COMPETENT COURT ELSEWHERE HAVING JURISDICTION OVER ANY BORROWER, ANY AGENT OR ANY LENDER, AS THE CASE MAY BE, OR ITS PROPERTY.
          Section 13.16. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY (A) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVERS.
          Section 13.17. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (except as provided therein), nor consent to any departure by any Borrower or any Subsidiary herefrom or therefrom (except as provided therein), shall in any event be effective unless the same shall be in writing and signed by such Borrower or such Subsidiary, as the case may be, as to amendments, and by the Majority Lenders in all cases, and then, in any case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:
          (a) without the written consent of each Lender, (i) change the definition of “Majority Lenders” or “Pro Rata Percentage”, (ii) change Section 4.9, 13.14 or this Section 13.17, (iii) change the aggregate unpaid principal amount of the Loans or LC Disbursements, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (iv) waive any of the conditions specified in Section 8.1, or (v) except as provided in Section 13.20, release all or substantially all of the Pledged Collateral;
          (b) without the written consent of each Revolving Lender, (i) change the definition of “Majority Revolving Lenders”, (ii) forgive or reduce the principal of, or rate or amount of interest applicable to, any Revolving Loan or LC Disbursement, (iii) postpone any date fixed for any payment or prepayment of principal of, or interest on, any Revolving Loan or LC Disbursement, or postpone the Revolving Maturity Date, (iv) waive any of the conditions specified in Section 8.3 with respect to any Revolving Borrowing or the issuance, renewal, extension or amendment of any Letter of Credit, or (v) except as provided in Section 13.20, release any Revolving Guarantor from its obligations under the Revolving Guaranty Agreement;
          (c) without the written consent of each Term Lender, (i) change the definition of “Majority Term Lenders”, (ii) forgive or reduce the principal of, or rate or amount of interest applicable to, any Term Loan, (iii) postpone any date fixed for any payment or prepayment of principal of, or interest on, any Term Loan, or postpone the Term Maturity Date, (iv) waive any of the conditions specified in Section 8.3 with respect to the Term Borrowing, or (v) release the Term Guarantor from its obligations under the Term Guaranty Agreement;
          (d) reduce or increase the amount of the Commitment of any Lender, or subject any Lender to any additional obligations, without the written consent of such Lender; or
          (e) without the written consent of each Lender affected thereby, (i) forgive or reduce the amount of any fees payable hereunder or (ii) postpone any date fixed for any payment of fees hereunder;
provided further that no amendment, waiver or consent shall affect the rights or duties of any Agent, the Issuing Bank or the Swingline Bank under this Agreement or any other Loan Document, unless in writing and signed by such Agent, the Issuing Bank or the Swingline Bank, respectively, in addition to the Lenders required above to take such action.
          Section 13.18. Relationship of the Parties. This Agreement provides for the making of loans by the Lenders, in their capacity as Lenders, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of principal by the Borrowers to the Lenders. The relationship between the Lenders and the Borrowers is limited to that of creditors/secured parties, on the one hand, and debtors, on the other hand. The provisions herein for compliance with financial, environmental, and other covenants, delivery of financial, environmental and other reports, and financial, environmental and other inspections, investigations, audits, examinations or tests are intended solely for the benefit of the Lenders to protect their interests as Lenders in assuming payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating the Lenders to act as financial or business advisors or consultants to any Borrower, as permitting or obligating the Lenders to control any Borrower or to conduct or operate any Borrower’s operations, as creating any fiduciary obligation on the part of the Lenders to any Borrower, or as creating any joint venture, agency, or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in Section 13.16 for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to the Lenders for the financial accommodations provided hereby and to execute and deliver this Agreement.
          Section 13.19. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders (on behalf of itself and each of its Affiliates) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of any Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower. For the purposes of this Section, “Information” means all information received from, or furnished at the direction of, any Borrower or any of its Affiliates relating to any Borrower or any of its Affiliates or their business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Section 13.20. Release of Liens and Guarantees.
          (a) Notwithstanding any contrary provision herein or in any other Loan Document, if the Revolving Borrower shall request the release under the Pledge Agreement or the Revolving Guaranty Agreement of any Restricted Subsidiary or any Pledged Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Restricted Subsidiary or Pledged Collateral or resulting from the dissolution of a

Restricted Subsidiary) to a Person other than the Revolving Borrower or any other Restricted Subsidiary in a transaction not prohibited under the terms of this Agreement, the Revolving Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such sale or other disposition (and any dissolution relating thereto) is not prohibited by the terms of this Agreement, and the Administrative Agent, if satisfied that such certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Restricted Subsidiary or such Pledged Collateral substantially simultaneously with or at any time after the completion of such sale or other disposition. Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender.
          (b) Notwithstanding any contrary provision herein or in any other Loan Document, if the Revolving Borrower shall request the release under the Pledge Agreement or the Revolving Guaranty Agreement of any Restricted Subsidiary or any Pledged Collateral consisting of the equity interests issued by any Restricted Subsidiary due to (i) the re-designation of such Restricted Subsidiary as not a Material Restricted Subsidiary as a result of the designation of other Restricted Subsidiaries as Material Restricted Subsidiaries under the applicable provisions hereof or (ii) the fact that such Restricted Subsidiary no longer qualifies as a Material Restricted Subsidiary pursuant to the definition thereof, the Revolving Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such Restricted Subsidiary is no longer a Material Restricted Subsidiary, together with any documents or other evidence that the Administrative Agent may reasonably request in order to verify the statements made in such certificate, and the Administrative Agent, if satisfied that such certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Restricted Subsidiary or such Pledged Collateral. Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender.
          (c) Without limiting the provisions of Section 13.11, the Revolving Borrower shall reimburse the Agents and the Lenders for all costs and expenses, including attorneys’ fees and disbursements, incurred by any of them in connection with any action contemplated by this Section 13.20.
          Section 13.21. Currency Conversion and Currency Indemnity.
          (a) Each Borrower shall make payment relative to each Loan made to it in the currency (the “Agreed Currency”) in which such Loan was made. If any payment is received on account of any Loan in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any security or the liquidation of any Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of the applicable Borrower hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or the Applicable Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.
          (b) If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency, then the conversion shall be made on the basis of the rate of exchange prevailing on the Business Day next preceding the day on which judgment is given and in any event the applicable Borrower shall be obligated to pay the Applicable Agent and the applicable Lenders any deficiency in accordance with Section 13.21(c). For the foregoing purposes, “rate of exchange” means the rate at which the relevant Lender or Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.
          (c) If (i) any Lender or Agent receives any payment or payments on account of the liability of any Borrower hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender or Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such obligations immediately prior to such judgment or order, then such Borrower on demand shall, and such Borrower hereby agrees to, indemnify and save the applicable Lenders and Agents harmless from and against any loss, cost or expense arising out of or in connection with such deficiency.
          (d) The agreement of indemnity provided for in this Section 13.21 shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders or the Agents or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.
          Section 13.22. FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
          Section 13.23. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

          IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement effective as of the date first above written.

THE MEN’S WEARHOUSE, INC.

By:	/s/ Claudia A. Pruitt

Name: Claudia A. Pruitt
Title: Vice President, Treasurer and Assistant Secretary

MOORES THE SUIT PEOPLE INC.

By:	/s/ Claudia A. Pruitt

Name: Claudia A. Pruitt
Title: Vice President, Assistant Treasurer and Assistant Secretary

GOLDEN BRAND CLOTHING (CANADA) LTD.

By:	/s/ Claudia A. Pruitt

Name: Claudia A. Pruitt
Title: Vice President, Assistant Treasurer and Assistant Secretary

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Revolving Lender

By:	/s/ Robert L. Mendoza

Name: Robert L. Mendoza
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent and as Term Lender

By:	/s/ Michael N. Tam

Name: Michael N. Tam
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Revolving Lender

By:	/s/ Susan T. Gallagher

Name: Susan T. Gallagher
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

CONGRESS FINANCIAL CORPORATION (CANADA), as Term Lender

By:	/s/ Enza Agosta

Name: Enza Agosta
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Revolving Lender

By:	/s/ Ross Evans

Name: Ross Evans
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A. (CANADA BRANCH), as Term Lender

By:	/s/ Medina Sales de Andrade

Name: Medina Sales de Andrade
Title: Assistant Vice President
Signature Page to Amended and Restated Credit Agreement

NATIONAL CITY BANK, as Revolving Lender

By:	/s/ Michael J. Durbin

Name: Michael J. Durbin
Title: Senior Vice President
Signature Page to Amended and Restated Credit Agreement

NATIONAL CITY BANK, as Term Lender

By:	/s/ Michael J. Durbin

Name: Michael J. Durbin
Title: Senior Vice President
Signature Page to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Revolving Lender

By:	/s/ Veronica Morrissette

Name: Veronica Morrissette
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as Term Lender

By:	/s/ Kevin Jephcott

Name: Kevin Jephcott
Title: Principal Officer
Signature Page to Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as Revolving Lender

By:	/s/ Dana Maloney

Name: Dana Maloney
Title: Managing Director
Signature Page to Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as Term Lender

By:	/s/ Brian Evans

Name: Brian Evans
Title: Managing Director
Signature Page to Amended and Restated Credit Agreement

UNION BANK OF CALIFORNIA, N.A., as Revolving Lender

By:	/s/ Henry G. Montgomery

Name: Henry G. Montgomery
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

UNION BANK OF CALIFORNIA, CANADA BRANCH, as Term Lender

By:	/s/ James G. Chepyha

Name: James G. Chepyha
Title: Vice President
Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A., as Revolving Lender

By:	/s/ Zachary S. Johson

Name: Zachary S. Johson
Title: Senior Vice President
Signature Page to Amended and Restated Credit Agreement

WELLS FARGO FINANCIAL CORPORATION CANADA, as Term Lender

By:	/s/ Nick Scarfo

Name: Nick Scarfo
Title: Vice President
Signature Page to Amended and Restated Credit Agreement